AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996
                                                    REGISTRATION NO. 333-
=============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
-----------------------------------------------------------------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
-----------------------------------------------------------------------------
                               SANO CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                            2834                       65-0263022
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                                                     REGINALD L. HARDY
                                                         PRESIDENT
                                                     SANO CORPORATION
           3250 COMMERCE PARKWAY                   3250 COMMERCE PARKWAY
           MIRAMAR, FLORIDA 33025                 MIRAMAR, FLORIDA 33025
               (954) 430-3340                         (954) 430-3340
     (ADDRESS, INCLUDING ZIP CODE, AND      (NAME, ADDRESS, INCLUDING ZIP CODE,
             TELEPHONE NUMBER,                         AND TELEPHONE
    INCLUDING AREA CODE, OF REGISTRANT'S      NUMBER, INCLUDING AREA CODE, OF
        PRINCIPAL EXECUTIVE OFFICES)                AGENT FOR SERVICE)

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                          COPY OF COMMUNICATIONS TO:

            GARY EPSTEIN, ESQ.                    ADAM SONNENSCHEIN, ESQ.
        GREENBERG, TRAURIG, HOFFMAN,            ROBERT W. SWEET, JR., ESQ.
       LIPOFF, ROSEN & QUENTEL, P.A.              FOLEY, HOAG & ELIOT LLP
            1221 BRICKELL AVENUE                  ONE POST OFFICE SQUARE
            MIAMI, FLORIDA 33131                BOSTON, MASSACHUSETTS 02109
               (305) 579-0500                         (617) 832-1000
         (FACSIMILE) (305) 579-0717             (FACSIMILE) (617) 832-7000

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         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, check the following box: [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                       CALCULATION OF REGISTRATION FEE
===============================================================================
                                          PROPOSED
TITLE OF EACH CLASS                   MAXIMUM AGGREGATE        AMOUNT OF
OF SECURITIES TO BE REGISTERED      OFFERING PRICE(1)(2)    REGISTRATION FEE
-------------------------------------------------------------------------------
Common Stock, $0.01 par value            $46,050,313             $13,955
===============================================================================
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported by the Nasdaq National Market on October 23, 1996.
(2) Includes 322,500 shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.
-------------------------------------------------------------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

                               2,150,000 SHARES

                            [LOGO] SANO CORPORATION

                                 COMMON STOCK
-----------------------------------------------------------------------------

   Of the 2,150,000 shares of Common Stock offered hereby, 1,250,000 are being offered by Sano Corporation ("Sano" or the "Company") and 900,000 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of the shares by the Selling Shareholders. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SANO." On October 23, 1996, the last sale price of the Common Stock as reported on the Nasdaq National Market was $18.0625 per share. See "Price Range of Common Stock and Dividend Policy."
-----------------------------------------------------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                  SEE "RISK FACTORS" ON PAGES 6 THROUGH 12.
-----------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
===============================================================================
                               UNDERWRITING                        PROCEEDS TO
                 PRICE TO     DISCOUNTS AND     PROCEEDS TO         SELLING
                  PUBLIC      COMMISSIONS(1)     COMPANY(2)       SHAREHOLDERS
-------------------------------------------------------------------------------
Per Share.....      $              $                 $                 $
Total(3)......   $              $                 $                 $
===============================================================================
(1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, payable by the Company, estimated at $450,000.

(3) Certain Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 322,500 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to Selling Shareholders will be $         , $         , and
    $         , respectively. See "Underwriting."
    -------------------------------------------------------------------------

   The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any orders in whole or in part. It is expected that certificates for the shares of Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One Maritime Plaza,
San Francisco, California on or about         , 1996.

VOLPE, WELTY & COMPANY
                           DILLON, READ & CO. INC.
                                                    WHEAT FIRST BUTCHER SINGER

                  The date of this Prospectus is      , 1996

[Chart entitled "Sano Product Pipeline" depicting the status of product development and of clinical trials and FDA submissions for the Company's products currently under development]


















-----------------------------------------------------------------------------

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMPANY'S COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION AND SHARE DATA IN THIS PROSPECTUS ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION OR OF OPTIONS OR WARRANTS OUTSTANDING AT SEPTEMBER 30, 1996. THIS PROSPECTUS CONTAINS VARIOUS "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), WHICH REPRESENT THE COMPANY'S INTENTIONS, EXPECTATIONS OR BELIEFS CONCERNING FUTURE EVENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING MANAGEMENT'S EXPECTATIONS WITH RESPECT TO FDA APPROVAL, THE COMMENCEMENT OF SALES AND THE SUFFICIENCY OF THE COMPANY'S CASH FLOW FOR THE COMPANY'S FUTURE LIQUIDITY AND CAPITAL RESOURCE NEEDS. THESE FORWARD LOOKING STATEMENTS ARE QUALIFIED BY IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, THOSE DISCUSSED IN "RISK FACTORS." SEE "RISK FACTORS."

                                 THE COMPANY

   Sano Corporation ("Sano" or the "Company") develops novel controlled release drug delivery systems for drug therapies licensed from others and for off-patent drugs ("Proprietary Products"). The Company also develops generic versions of branded controlled release products, generally where the advanced nature of the necessary technologies may limit competition from other manufacturers ("Generic Products"). Sano's strategy is to develop a comprehensive line of both Proprietary Products and Generic Products utilizing controlled release technologies.

   Although to date most of Sano's products have utilized transdermal delivery technologies, the Company is expanding its capabilities to include other delivery methods, such as solid dose controlled release methods. The Company believes that its transdermal and solid dose controlled release technologies and expertise can be applied to a variety of pharmaceutical products. These technologies are designed to reduce the frequency of drug administration, improve efficacy, increase patient compliance, reduce side effects, reduce interaction with other drugs and provide a more consistent and appropriate drug level in the bloodstream. The Company believes these benefits will also contribute to lower overall patient care costs, an increasingly important competitive factor in the managed care environment.

   Sano has nine transdermal Proprietary Products in development, including transdermal buspirone patches for the treatment of anxiety, depression and attention deficit disorder and patches for the treatment of smoking addiction, alcohol addiction and motion sickness. The objective of the Company's Proprietary Product development program is to develop novel delivery systems for established drugs which have large addressable markets, where clinical and cost benefits can be obtained through the use of Sano's controlled release technology. Sano intends to retain the rights to its Proprietary Products at least until completion of late-stage clinical trials. The Company believes that this element of its strategy allows greater flexibility in determining whether to retain marketing rights with respect to a product or to use a marketing partner. The Company also believes that late-stage licensing will allow it to negotiate more favorable agreements if it chooses to utilize marketing partners.

   In August 1996, the Company entered into an exclusive worldwide distribution and supply agreement with Bristol-Myers Squibb Company ("BMS") with respect to Sano's proprietary transdermal buspirone patches for anxiety, depression and attention deficit disorder. Sales by BMS of BuSpar/registered trademark/, its oral formulation of buspirone for the treatment of anxiety, exceeded $285 million in 1995 and were approximately $180 million during the first six months of 1996. The patent covering BuSpar/registered trademark/ expires in late 2000. Sano recently received notice of allowance of a United States patent covering the transdermal delivery of buspirone. Under its agreement with BMS, Sano received a $15 million non-refundable license payment and will receive (i) additional payments upon the achievement of certain milestones, (ii) an advance, to be repaid from royalties, to fund the purchase of production equipment and (iii) royalties on sales of the products. BMS has agreed to switch its marketing efforts from BuSpar/registered trademark/ to Sano's transdermal product. In addition, BMS has also agreed to fund and conduct all future clinical trials for anxiety, depression and attention deficit disorder and will be responsible for foreign patent applications and regulatory filings in connection with the Company's transdermal buspirone products for such applications. BMS has not acquired any rights with respect to the Company's other products.

   Sano has ten transdermal and solid dose Generic Products in development, including a transdermal nicotine patch for smoking cessation, two transdermal nitroglycerin patches for angina pectoris, one transdermal clonidine patch for hypertension and two transdermal estradiol patches for menopausal symptoms and osteoporosis. The Company believes that its Generic Products, due to their generally shorter development period and abbreviated review cycle by the United States Food and Drug Administration (the "FDA"), may enable the Company to achieve revenues from product sales sooner than will typically be the case with its Proprietary Products. The Company has filed an Abbreviated New Drug Application ("ANDA") for each of its nicotine patch and nitroglycerin patches, and in July 1996 successfully completed FDA pre-approval inspections of its facilities and manufacturing processes for all three of these products. The Company has entered into an exclusive distribution agreement with Pharmaceutical Resources, Inc., a generic pharmaceutical company ("PAR"), under which PAR has the right to distribute Sano's transdermal Generic Products in the United States, Canada and certain other markets.

   The Company recently initiated a pilot study on its first solid dose controlled release Generic Product. This drug delivery system offers benefits similar to transdermal delivery systems, and provides certain benefits of oral administration without some of the disadvantages of immediate release oral dosage forms. Sano currently has four solid dose controlled release Generic Products under development. In addition to its transdermal and solid dose controlled release technologies, Sano is evaluating and may acquire other types of controlled release technology.

   Sano was incorporated in the State of Florida in May 1991. The Company's executive offices are located at 3250 Commerce Parkway, Miramar, Florida 33025 and its telephone number is (954) 430-3340.

                                 THE OFFERING

 Common Stock offered by:
 The Company ........................................  1,250,000 shares
 The Selling Shareholders ...........................    900,000 shares
Common Stock to be outstanding after the offering  .. 10,491,096 shares(1)
                                                      For research and development, including
                                                      clinical trials; capital expenditures,
                                                      principally for manufacturing; licensing
                                                      products and technologies for product
                                                      development; and working capital and other
Use of proceeds ..................................... general corporate purposes
Nasdaq National Market symbol ....................... SANO

-----------------------------------------------------------------------------
(1) Based on shares outstanding as of September 30, 1996. Does not include
    (i) 1,465,529 shares of Common Stock reserved for issuance upon exercise of outstanding options under the Company's 1993 Nonqualified Stock Option Plan and 1995 Stock Option Plan, including 50,000 shares of Common Stock that will be issued upon the exercise of an option by a Selling Shareholder at the closing of this offering, and an additional 1,250 shares of Common Stock issued upon the exercise of options since September 30, 1996; (ii) 13,890 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Company's 1993 Nonqualified Stock Option Plan; (iii) 210,500 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Company's 1995 Stock Option Plan; and (iv) 11,167 shares of Common Stock that will be issued upon exercise of certain warrants by a Selling Shareholder at the closing of this offering. See "Management--Stock Option Plans," "Principal and Selling Shareholders" and "Description of Capital Stock--Warrants."

                            SUMMARY FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                            YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------
                                          1991(1)      1992         1993         1994          1995
                                        ---------- ----------  ----------- ----------- --------------
STATEMENT OF OPERATIONS DATA:
Revenues .............................    $   --      $   --       $    --      $    --      $    --
                                        ---------- ----------  ----------- ----------- -------------
Operating expenses:
 Research and development ............       104         441         1,129        2,680        8,429
 General and administrative ..........        74          94           163          790          911
                                        ---------- ----------  ----------- ----------- -------------
  Total operating expenses ...........       178         535         1,292        3,470        9,340
Product development fees .............        --          --            --          228           --
Interest income ......................         4           4             7           28          335
Interest and other expense ...........        --          --            --          (51)        (126)
                                                    ----------  ----------- ----------- -------------
Net income (loss) ....................    $ (174)     $ (531)      $(1,285)     $(3,265)     $(9,131)
                                        ==========  ==========   ===========  ===========  ===========
Net income (loss) per common share(2)     $(0.09)     $(0.16)      $ (0.31)     $ (0.71)     $ (1.43)
                                        ==========  ==========   ===========  ===========  ===========
Weighted average shares outstanding  .     1,989       3,658         4,478        5,054        6,374
                                        ==========  ==========   ===========  ===========  ===========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,
                                        -----------------------
                                            1995        1996
                                        ----------- ----------
STATEMENT OF OPERATIONS DATA:
Revenues .............................    $    --      $15,000
                                        ----------- ----------
Operating expenses:
 Research and development ............      6,418       10,162
 General and administrative ..........        604        2,694
                                        ----------- ----------
  Total operating expenses ...........      7,022       12,856
Product development fees .............         --           --
Interest income ......................         88          975
Interest and other expense ...........        (72)         (68)
                                        ----------- ----------
Net income (loss) ....................    $(7,006)     $ 3,051
                                        ===========  ==========
Net income (loss) per common share(2)     $ (1.24)     $  0.29
                                        ===========  ==========
Weighted average shares outstanding  .      6,175       10,402
                                        ===========  ==========

                                                         SEPTEMBER 30, 1996
                                                     --------------------------
                                                                       AS
                                                       ACTUAL      ADJUSTED(3)
                                                     ---------- --------------
BALANCE SHEET DATA:
Cash and cash equivalents and marketable
  securities ......................................    $29,036       $49,809
Working capital ...................................     26,476        47,249
Total assets ......................................     40,464        61,237
Deferred revenue ..................................      3,319         3,319
Note payable(4) ...................................        509           509
Total stockholders' equity ........................     34,150        54,923

-----------------------------------------------------------------------------

(1) Information provided for the period from May 16, 1991 (inception) through December 31, 1991.

(2) See Note 2 of Notes to Financial Statements for information concerning the computation of net income (loss) per common share.

(3) Adjusted to reflect the sale of 1,250,000 shares of Common Stock offered by the Company at an assumed public offering price of $18.06 per share. See "Capitalization."

(4) Note payable represents the net present value of a promissory note discounted at a 9.75% annual rate. The Company's financial statements reflect the difference between the original proceeds of the note and its net present value as of the dates of such statements as additional paid-in capital. See Note 8 of Notes to Financial Statements.

                                 RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF THE COMMON STOCK OFFERED HEREBY.

   EARLY STAGE OF THE COMPANY AND ITS PRODUCTS; TECHNOLOGICAL UNCERTAINTY. Sano was formed in May 1991 and commenced operations in October 1992. The Company has not commenced the commercial manufacture or sale of any products and has not generated any revenues from product sales. In the near term, revenues, if any, are expected to consist principally of revenues from license fees, milestone payments and payments from other entities under collaborative marketing and other agreements, such as the Company's agreements with BMS and PAR. The timing of such payments is likely to be irregular and unpredictable, and the amounts are likely to fluctuate. The Company's objective, subject to the receipt of regulatory approvals, is to commence the sale of its first Generic Product in 1997, but no assurance can be given that such approvals will be received or that any sales will occur. To achieve significant revenues and profitable operations on a continuing basis, the Company, either alone or through partners, must successfully develop, manufacture and market its products. The Company's products are in various stages of development, and the period necessary to achieve regulatory approval and market acceptance of any individual product is uncertain and typically lengthy. Additionally, all of the Company's products are required to undergo a number of human clinical trials prior to regulatory approval. Because of the nature of such trials, interim results are not always indicative of final results. Clinical studies involving certain of the Company's products, particularly those for the treatment of central nervous system ("CNS") disorders, such as anxiety and depression, frequently encounter high placebo effects which may adversely affect study results and regulatory approval. As a result, the Company might pursue the development of products that ultimately will not be proven effective, might abandon the development of products that would, if pursued, have proven effective, and might pursue the development of products notwithstanding unfavorable initial or interim results if, in the judgment of the Company and its technical consultants, such results are not indicative of the anticipated final results or results of subsequent studies. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, that products under development can be manufactured at acceptable cost and with appropriate quality or that any approved products can be successfully introduced or will achieve and sustain market acceptance.

   HISTORY OF LOSSES AND UNCERTAINTY OF FUTURE RESULTS. At September 30, 1996, the Company had an accumulated deficit of $11,335,649 resulting from expenses incurred in research and development, clinical trials, facilities operations, the acquisition of supplies and, to a lesser extent, general and administrative operations. The Company expects to incur losses at least through 1997, which losses may be substantial. To achieve sustained profitable operations, Sano, alone or with partners, must successfully develop, manufacture and market its products. The time required to reach profitability is highly uncertain, and no assurance can be given that the Company will be able to achieve profitability. Moreover, if profitability is achieved, the level of profitability cannot be predicted.

   UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS. All of the Company's products require regulatory approval by governmental agencies before they can be marketed. The process of obtaining such approvals is costly and time-consuming, and is subject to unanticipated delays. There can be no assurance that required approvals for any of the Company's products will be granted on a timely basis, if ever. Any delay or failure to obtain such approvals could materially and adversely affect the ability of the Company to market products successfully and to generate revenues from sales. Regulatory requirements could adversely affect the Company's ability to undertake clinical trials or to manufacture or market its products. The Company's products require the approval of the FDA before they can be marketed in the United States. There can be no assurance that problems will not arise that could delay or prevent the commercialization of the Company's products or that the FDA will grant the necessary approvals for the Company to begin marketing its products. The Company is also subject to regulation by foreign governmental authorities relating to the clinical study, manufacture and marketing of its products abroad. Approval of a product by a foreign regulatory authority must be obtained prior to marketing the product in any such country, regardless of whether FDA approval has been obtained. The approval process varies from country to country, and the time required in any given country may be longer than that required for FDA approval.

   Future United States or foreign legislative or administrative action also could prevent or delay regulatory approval of the Company's products. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical trials or for the manufacturing or marketing of any products. In addition, any approved products are subject to continuing regulation, and noncompliance by the Company with applicable requirements can result in criminal penalties, civil penalties, fines, recall or seizure, injunctions requiring suspension of production, orders requiring ongoing supervision by the FDA, or refusal by the government to approve marketing or export applications or to allow the Company to enter into supply contracts. The FDA also has the authority to revoke previously granted marketing approvals, clinical testing authorizations and export approvals, and to require changes in labeling, the occurrence of any of which could have a material adverse effect on the Company's business, financial condition or results of operations. All manufacturing operations are subject to the FDA's Good Manufacturing Practice ("GMP") requirements on an ongoing basis. Any additional regulation could result in restrictions on the Company's ability to utilize its technology, thereby adversely affecting the Company's operations.

   On April 19, 1996 the FDA's Nonprescription Advisory Committee voted unanimously to recommend that two of the four branded transdermal nicotine patches available in the United States be switched from prescription to over-the-counter ("OTC") status (an "OTC Switch") and as of the date of this Prospectus, two nicotine patches had been approved by the FDA for an OTC Switch. The Company has filed an ANDA for approval of a generic version of Habitrol/registered trademark/, which was not one of the nicotine patches approved for the OTC Switch. The FDA may grant any or all of the nicotine patches approved for the OTC Switch a period of marketing exclusivity of up to three years. At this time management is unable to predict whether any branded manufacturers will receive a period of marketing exclusivity, and what effect, if any, the OTC Switch will have on the Company. In the event that Habitrol/registered trademark/ is approved for the OTC Switch, any period of exclusivity granted by the FDA for the OTC version of Habitrol/registered trademark/ would delay the launch of the Company's generic nicotine patch and the Company's receipt of revenue from this product, and could have a material adverse effect on the Company's ability to successfully market the product.

   The Company is also subject to regulation under the Occupational Safety and Health Act, state and federal environmental protection laws, national restrictions on technology transfer, import, export and customs regulations and other local, state and federal regulations. The Company is unable to predict whether any additional regulations will be adopted or whether, if adopted, they will adversely affect the Company's business.

   RISK OF LITIGATION IN CONNECTION WITH GENERIC PRODUCTS. Because of the uncertainty of patent and other proprietary protection in the pharmaceuticals industry, it is possible that one or more of the Company's products may be found to infringe patents or other proprietary rights of other parties. This risk is particularly significant for the Company's Generic Products, where it is foreseeable that the holders of unexpired patents on branded products for which the Company seeks to market generic counterparts may institute infringement suits that could prevent or delay the Company's entry into those markets.

   The Drug Price Competition and Restoration Act of 1984 (the "Waxman-Hatch amendments") requires that when a drug developer files an ANDA for a generic drug and an unexpired patent has been listed with the FDA as covering the related branded product, the developer must certify to the FDA that such patent either will not be infringed by the developer's product or is invalid or unenforceable. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement. If such a suit is filed within 45 days of the patent holder's receipt of such certification, the

FDA may review and approve the ANDA, but is precluded from granting final marketing approval of the product until a final judgment in the action has been rendered or until 30 months from the date the certification was received, whichever is sooner. Patent litigation is extremely costly, protracted and burdensome, and the Company could be at a disadvantage in patent litigation commenced by competitors with substantially greater resources than the Company. To date, of the three generic products for which the Company has filed an ANDA, one is the subject of litigation. See "Business--Legal Proceedings."

   DEPENDENCE ON THIRD PARTIES; LIMITED MARKETING CAPABILITIES. The Company's strategy for the commercialization of the majority of its products contemplates that it will enter into arrangements with partners, licensors and others. The Company has entered into a distribution and supply agreement with BMS giving BMS the exclusive worldwide right to distribute the Company's transdermal buspirone patches. BMS will share in or control the clinical trials and will be responsible for foreign patent applications and regulatory filings as well as marketing of the products, and inaction or delay on the part of BMS in performing any of such responsibilities could have a material adverse effect on the Company. The Company also has entered into a distribution agreement with PAR, pursuant to which PAR has the exclusive right to distribute the Company's transdermal Generic Products in the United States, Canada and certain other markets. In the event that PAR is unable to meet its obligations to market and distribute the Company's transdermal Generic Products, the Company may be required to find another distribution partner. In addition, the Company's agreement with PAR provides that PAR may terminate the agreement if the Company has not received approval of at least one ANDA for a Generic Product covered by the agreement prior to November 30, 1996. At present, the Company does not anticipate that it will receive such approval prior to such date and, accordingly, there can be no assurance that PAR will not terminate the agreement. Any such termination could have a material adverse effect on the Company's financial condition and results of operations. Furthermore, no assurance can be given in such event that Sano will be able to find a partner on terms as favorable as those obtained from PAR, or at all. Sano also intends to depend on partners such as BMS and PAR to fund a portion of the Company's product development costs, to market the Company's products and, in some cases, to participate in clinical testing and to obtain regulatory approvals. The level of resources and attention devoted by any partner to the Company's products will not be within the Company's control. The Company expects to market and sell its products through licensing or other distribution arrangements with third parties and has no present intention to establish a direct sales capability. Since the Company intends to sell its products through licensing and distribution arrangements, any revenues received by the Company will be substantially dependent on the efforts of third parties, and no assurance can be given that such efforts will be successful. The Company's business strategy includes the licensing of products and technologies from other pharmaceutical companies or inventors for use in product development. No assurance can be given that the Company will be able to identify such products or technologies or be able to negotiate license agreements on acceptable terms or at all. Failure by the Company to identify such products or technologies or to negotiate satisfactory agreements could have a material adverse effect on the Company's business, financial condition and results of operations.

   POSSIBLE NEED FOR ADDITIONAL CAPITAL. The Company anticipates that its existing capital resources, including the net proceeds of this offering and interest income earned thereon, will enable the Company to maintain its current and planned operations until mid-1998. However, the Company expects negative cash flow from operations to continue until at least that time as a result of the Company's utilization of substantial funds to continue research and development, to conduct pre-clinical testing and clinical trials and to establish commercial-scale manufacturing processes and facilities for all of its intended products. In the event that the Company does not achieve its product objectives or receive timely regulatory approvals, or incurs higher than expected research and development or other costs, or if its expectations with respect to product sales are not fulfilled, the Company may need to seek additional funding through public or private financing, including equity financing, or through collaborative arrangements. Adequate funds for these purposes may not be available when needed or may not be available on terms acceptable to the Company. If additional funds are raised by the issuance of equity securities, dilution to shareholders may result. If funding is insufficient, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or to license third parties to commercialize products or technologies that the Company might otherwise have sought to develop itself. The Company's future cash requirements will be affected by results of research and development, pre-clinical studies and clinical trials, acquisitions of products or technology, if any, relationships with collaborators, if any, the direction of the Company's research and development programs, competing technological and market developments, the time and costs associated with obtaining regulatory approvals and in obtaining, maintaining and enforcing patents and other intellectual property rights, the costs of manufacturing scale-up and commercialization activities and other factors.

   COMPETITION. Sano is engaged in the rapidly evolving field of drug delivery systems. The Company's primary competitors have competitive products on the market and additional products under development. Other companies, including pharmaceutical companies, have also developed and are marketing drug delivery systems, including transdermal patches. Such companies have greater financial, operational, research and development and sales and marketing resources than Sano. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive or superior products or technologies. New drugs or future developments in alternative drug delivery technologies may provide therapeutic or cost advantages for competitive products. No assurance can be given that developments by others will not render the Company's products or technologies uncompetitive or obsolete. Any such development could have a material adverse effect on the Company's financial condition and results of operations.

   DEPENDENCE ON KEY PERSONNEL. Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to retain its current personnel, including, in particular, Marc M. Watson, Chairman of the Board, Reginald L. Hardy, President, Charles Betlach, Ph.D., Senior Vice President--Research and Development, Cheryl M. Gentile, Vice President--Research and Development, Jesus Miranda, Vice President--Research and Development, and Joseph Gentile, Vice President--Operations. The loss of the services of any of these individuals could have a material adverse effect on the business of the Company. The Company's success is also dependent upon its ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for such personnel, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific, technical and other personnel could be detrimental to the Company's product development programs.

   IMPORTANCE OF PATENTS, PROPRIETARY TECHNOLOGY AND TRADE SECRETS. Sano's success will depend, in part, on its ability to protect trade secrets and to operate without infringing the proprietary rights of others. The Company does not intend to rely on patented technology in connection with all of its products. No assurance can be given that the Company can meaningfully protect any of its rights in its proprietary technology, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors or others, or that others will not independently develop substantially equivalent technology. Any unauthorized use of the Company's patents or other proprietary technology could have a material adverse effect on the Company's financial condition and results of operations. No assurance can be given that patents for which the Company applies will be issued, that any patents that are issued to the Company will provide it with competitive advantages or will not be challenged or designed around by others, or that the existence of patents, proprietary rights or trade secrets of others will not have a material adverse effect on the ability of the Company to conduct its business. In addition, although the Company believes that it does not infringe any patents, proprietary rights or trade secrets, the Company may be required to obtain licenses to patents or other proprietary rights or trade secrets of other parties. No assurance can be given that any licenses required under any such patents, proprietary rights or trade secrets would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product market introductions while it attempts to design around such patents, proprietary rights or trade secrets or could find that the development, manufacture or sale of products requiring such licenses could be foreclosed. The Company could also experience a loss of revenues in the event that the Company ceases to market any of its products as a result of suits brought against it and could incur substantial costs in defending itself and indemnifying its partners in suits brought against it or one or more of its partners with respect to such patents, proprietary rights or trade secrets or in suits in which the Company's patents, proprietary rights or trade secrets may be asserted by it against other parties. There can be no assurance that any such litigation will not divert the time, attention and other resources of management or that any such diversion will not have a material adverse effect on the Company's financial condition and results of operations. Further, no assurance can be given that any patent, proprietary right or trade secret obtained or licensed by the Company will be held valid and enforceable if challenged by another party.

   LIMITED MANUFACTURING CAPABILITIES; SINGLE FACILITY. The Company believes that it currently has the capacity to manufacture approximately 100 million patches annually, based upon the Company's anticipated product mix, and is in the process of increasing this capacity. However, the Company has not launched any product commercially and has no experience in manufacturing products in commercial quantities. To be successful, the Company's products must be manufactured in commercial quantities, in compliance with regulatory requirements, including the FDA's stringent Good Manufacturing Practices ("GMP") requirements, and at acceptable cost. Production of these products, especially in commercial quantities, will create technical as well as financial challenges for the Company. In order to establish and successfully manage commercial-scale manufacturing operations, the Company will be required to enhance its quality control, regulatory, marketing, sales and administrative capabilities and systems. No assurance can be given that manufacturing or quality control problems will not arise as the Company attempts to produce these products or as additional facilities are required in the future, or that the Company will ultimately be able to successfully manufacture any of its products in commercial quantities. In addition, the Company has only one facility, located in Miramar, Florida. All of the Company's development, administrative and manufacturing operations take place at such facility. Any catastrophe, such as a fire, flood or hurricane, that renders the facility substantially unusable for an extended period of time would have a material adverse affect on Sano.

   UNCERTAINTY OF HEALTH CARE REIMBURSEMENT. Sano's ability to commercialize its products successfully may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the extent to which newly approved health care products will be reimbursed by such third parties, and no assurance can be given that adequate coverage will be available for the Company to maintain price or volume levels sufficient for realization of an appropriate return on its investment in developing new drug delivery systems. Government and other third-party payors are increasingly sensitive to the containment of health care costs and are limiting both coverage and levels of reimbursement for new therapeutic products approved for marketing, and are refusing, in some cases, to provide any coverage for indications for which the FDA and other national health regulatory authorities have not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's products, market acceptance of these products would be materially and adversely affected.

   PRODUCT LIABILITY EXPOSURE; LIMITED INSURANCE. The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of therapeutic products. Product liability insurance for the pharmaceutical industry generally is expensive, to the extent that it is available at all. The Company has obtained limited product liability insurance in connection with clinical trials; however, no assurance can be given that it will be able to maintain such insurance on acceptable terms, that the Company will be able to secure increased coverage as the commercialization of its products proceeds or that the insurance will provide adequate protection against potential liabilities. A successful claim brought against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company.

   HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development and manufacturing activities involve the use of certain hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the Company's resources. The Company's operations, business or assets may be materially adversely affected by current or future environmental laws or regulations. The Company is required to obtain permits from local, state and federal agencies in connection with emissions from its manufacturing process. In order to scale up its manufacturing capacity to commercial levels, it will be necessary for the Company to apply for and obtain additional federal, state and local environmental and other regulatory approvals and there can be no assurance that any such approvals will be granted in a timely manner, if at all. The failure to obtain any such approval could have a material adverse effect on the Company's financial condition and results of operations. The Company may be required to incur significant costs in order to comply with applicable regulations or to obtain future permits.

   DEPENDENCE ON SOLE SOURCE SUPPLIERS. Some materials used in the Company's products are currently available only from sole source suppliers. Although Sano has not experienced difficulty acquiring the materials for product development to date, no assurance can be given that interruptions in supplies will not occur in the future or that the Company will not have to obtain substitute materials which would require additional product validations and regulatory submissions before the Company could continue to manufacture and market any products incorporating such substitute materials. Any such interruption of supply could have a material adverse effect on the Company's ability to manufacture its products or to obtain or maintain regulatory approval of such products.

   POTENTIAL VOLATILITY OF STOCK PRICE. The stock market recently has experienced significant price and volume fluctuations that were often unrelated to the operating performance of particular companies. The market price of the Common Stock, as with that of securities of many similar companies, is likely to be highly volatile. Factors such as the results of pre-clinical studies and clinical trials by the Company or its competitors, regulatory progress or the lack thereof with respect to products in the Company's pipeline or those of the Company's competitors, evidence of the safety, efficacy or market acceptance of the products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, changes in governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results and changes in general market conditions for drug delivery or other pharmaceutical companies could have a significant impact on the market price of the Common Stock.

   NO DIVIDENDS. The Company has not paid cash dividends in the past, and it does not expect to declare or pay cash dividends in the foreseeable future.

   CONCENTRATION OF COMMON STOCK OWNERSHIP AND ANTITAKEOVER CONSIDERATIONS. Following this offering, the Company's directors and executive officers and certain of their affiliates will beneficially own approximately 40% of the Common Stock. Accordingly, these shareholders are likely to have the ability to control the election of the Company's directors and the outcome of most other matters submitted to a vote of the Company's shareholders. The Company has the authority to issue 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's shareholders. The issuance of Preferred Stock could dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. Certain provisions of the Company's Articles of Incorporation and By-laws, as well as Florida law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay for shares of Common Stock. See "Principal and Selling Shareholders," "Description of Capital Stock--Preferred Stock," "--Certain Florida Legislation" and "--Certain Effects of Authorized but Unissued Stock."

   SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering, the Company will have outstanding 10,491,096 shares of Common Stock, assuming no exercise of options or warrants outstanding at September 30, 1996. On the date of this Prospectus, 5,174,164 shares of Common Stock, including the 2,150,000 shares offered hereby, will be immediately available for sale without restriction in the public market, and an additional 682,588 shares of Common Stock will be eligible for sale under Rule 144(k) under the Securities Act. Subject to volume limits and other restrictions under Rule 144 under the Securities Act, an additional 4,696,761 shares of Common Stock will be eligible for sale upon the expiration, 180 days after the date of this Prospectus, of lock-up agreements entered into between the Company's executive officers and directors and certain of its shareholders and the Underwriters. Certain holders of the Company's securities are entitled to registration rights with respect to an aggregate of 3,322,241 shares of Common Stock. Sales of substantial amounts of such shares in the public market or the prospect of such sales could adversely affect the market price of the Common Stock.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of 1,250,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $20.8 million. The Company anticipates that the net proceeds of this offering will be used for research and development, including clinical trials, capital expenditures, principally for manufacturing, licensing products and technologies for product development and working capital and other general corporate purposes. The amounts to be expended for each such purpose will depend upon numerous factors, including the progress of the Company's research and development programs, the results of pre-clinical and clinical studies, the timing of regulatory approvals, the status of competitive products, the availability of products for licensing and the terms of collaborative arrangements, if any, entered into by the Company. Based upon its currently planned research and development activities and related costs, the Company anticipates that the net proceeds of this offering will be sufficient to meet its capital and operational requirements until mid-1998. Pending utilization as described above, the net proceeds of this offering will be invested in high-grade, interest-bearing securities. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.

               PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   The Company's Common Stock (Nasdaq National Market symbol "SANO") began trading on the Nasdaq National Market on November 7, 1995. Prior to that date, there was no public market for the Company's Common Stock. The following table presents quarterly information on the price range of the Company's Common Stock. This information indicates the high and low sale prices reported by the Nasdaq National Market.

                                                  HIGH       LOW
                                               --------- ---------
1995
Fourth Quarter (beginning November 7, 1995)      $12.75     $11.00

1996
First Quarter ...............................     15.00      11.00
Second Quarter ..............................     18.63      13.63
Third Quarter ...............................     21.75      10.38
Fourth Quarter (through October 23, 1996)  ..     20.75      18.00

   On October 23, 1996, the last sale price reported on the Nasdaq National Market for the Common Stock was $18.06.

   The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. Any determination to pay cash dividends will be at the discretion of the Board of Directors and will depend upon the Company's financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted to reflect the sale of 1,250,000 shares of Common Stock by the Company at an assumed offering price of $18.06 per share.

                                                                               SEPTEMBER 30, 1996
                                                                          ----------------------------
                                                                             ACTUAL     AS ADJUSTED(1)
                                                                          ----------- ---------------
                                                                                 (IN THOUSANDS)
Capital lease obligations ..............................................    $     59       $     59
                                                                            ---------      --------
Note payable(2) ........................................................         509            509
                                                                            ---------      --------
Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no
  shares issued and outstanding, actual and as adjusted ................          --            --
Common stock, $0.01 par value, 25,000,000 shares authorized; 9,241,096 shares issued and outstanding, actual; 10,491,096 shares issued and
  outstanding, as adjusted(3) ..........................................          92            105
Additional paid-in capital .............................................      45,393         66,153
Accumulated deficit ....................................................     (11,335)       (11,335)
                                                                            ---------      --------
  Total stockholders' equity ...........................................      34,150         54,923
                                                                            ---------      --------
    Total capitalization ...............................................    $ 34,718       $ 55,491
                                                                            =========      ========

-----------------------------------------------------------------------------

(1) Adjusted to reflect the sale of 1,250,000 shares of Common Stock by the Company at an assumed offering price of $18.06 per share.

(2) Note payable represents the net present value of a promissory note discounted at a 9.75% annual rate. The Company's financial statements reflect the difference between the original proceeds of the note and its net present value as of the dates of such statements as additional paid-in capital. See Note 8 of Notes to Financial Statements.

(3) Excludes (i) 1,465,529 shares of Common Stock issuable upon exercise of options outstanding at September 30, 1996 at a weighted average exercise price of $3.90 per share, including an option to purchase 50,000 shares of Common Stock that will be exercised by a Selling Shareholder at the closing of this offering and an option to purchase 1,250 shares of Common Stock that has been exercised since September 30, 1996 and (ii) outstanding warrants to purchase 11,167 shares of Common Stock at a price of $7.92 per share that will be exercised by a Selling Shareholder at the closing of this offering. See "Management--Stock Option Plans," "Principal and Selling Shareholders" and "Description of Capital Stock--Warrants."

                                   DILUTION

   At September 30, 1996, the Company had a net tangible book value of $33.8 million or $3.66 per share. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding. After giving effect to the estimated net proceeds from the sale of the 1,250,000 shares of Common Stock being offered by the Company hereby, the net tangible book value of the Company as of September 30, 1996, would have been $54.6 million, or $5.20 per share. This represents an immediate increase in the net tangible book value of $1.54 per share to existing shareholders and an immediate dilution of $12.86 per share to new investors. The following table illustrates the resulting per share dilution with respect to the Common Stock offered hereby:

 ASSUMED PUBLIC OFFERING PRICE PER SHARE ..................             $18.06
  Net tangible book value per share before offering  .....    $3.66
  Increase per share attributable to new investors  ......     1.54
                                                            --------
Pro forma net tangible book value per share after offering                5.20
                                                                        ------
Dilution per share to new investors ......................              $12.86
                                                                        ======

   The foregoing table gives no effect to the exercise by certain Selling Shareholders at the closing of this offering of an option to purchase 50,000 shares of Common Stock at an exercise price of $0.67 per share and warrants to purchase 11,167 shares of Common Stock at an exercise price of $7.92 per share. See "Principal and Selling Shareholders" and "Description of Capital Stock--Warrants."

                           SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the balance sheet data as of December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus. The statement of operations data set forth below for the periods ended December 31, 1991 and 1992 and the balance sheet data as of December 31, 1991, 1992 and 1993 are derived from the audited financial statements of the Company not included herein. The selected financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such information as of and for such periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations to be expected for the entire year or for any subsequent period.

                                                            YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------
                                          1991(1)      1992         1993         1994          1995
                                        ---------- ----------  ----------- ----------- --------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
STATEMENT OF OPERATIONS DATA:
Revenues .............................    $   --      $   --       $    --      $    --      $    --
                                        ---------- ----------  ----------- ----------- -------------
Operating expenses:
 Research and development ............       104         441         1,129        2,680        8,429
 General and administrative ..........        74          94           163          790          911
                                        ---------- ----------  ----------- ----------- -------------
  Total operating expenses ...........       178         535         1,292        3,470        9,340
Product development fees .............        --          --            --          228           --
Interest income ......................         4           4             7           28          335
Interest and other expense ...........        --          --            --          (51)        (126)
                                        ---------- ----------  ----------- ----------- -------------
Net income (loss) ....................    $ (174)     $ (531)      $(1,285)     $(3,265)     $(9,131)
                                        ==========  ==========   ===========  ===========  =========
Net income (loss) per common share(2)     $(0.09)     $(0.16)      $ (0.31)     $ (0.71)     $ (1.43)
                                        ==========  ==========   ===========  ===========  =========
Weighted average shares outstanding  .     1,989       3,658         4,478        5,054        6,374
                                        ==========  ==========   ===========  ===========  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,
                                        -----------------------
                                            1995        1996
                                        ----------- ----------

STATEMENT OF OPERATIONS DATA:
Revenues .............................    $    --      $15,000
                                        ----------- ----------
Operating expenses:
 Research and development ............      6,418       10,162
 General and administrative ..........        604        2,694
                                        ----------- ----------
  Total operating expenses ...........      7,022       12,856
Product development fees .............         --          --
Interest income ......................         88          975
Interest and other expense ...........        (72)         (68)
                                        ----------- ----------
Net income (loss) ....................    $(7,006)     $ 3,051
                                        ===========  ==========
Net income (loss) per common share(2)     $ (1.24)     $  0.29
                                        ===========  ==========
Weighted average shares outstanding  .      6,175       10,402
                                        ===========  ==========

                                                                            DECEMBER 31,
                                                      ------------------------------------------------------
                                                        1991      1992        1993        1994        1995
                                                      -------- --------  ---------- ---------- -------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents and marketable securities     $ 265     $  28     $   267     $ 2,586      $28,299
Working capital ....................................      242       (10)        (27)      1,956       27,029
Total assets .......................................      290       115         792       5,189       34,625
Deferred revenue ...................................       --        --          --          --        1,452
Note payable(3) ....................................       --        --          --         776          473
Redeemable preferred stock .........................      409       800       2,624       8,960           --
Total stockholders' equity (deficit) ...............     (153)     (725)     (2,130)     (5,456)      31,060

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                         SEPTEMBER 30,
                                                      ------------------
                                                             1996
                                                      ------------------
BALANCE SHEET DATA:
Cash and cash equivalents and marketable securities         $29,036
Working capital ....................................         26,476
Total assets .......................................         40,464
Deferred revenue ...................................          3,319
Note payable(3) ....................................            509
Redeemable preferred stock .........................             --
Total stockholders' equity (deficit) ...............         34,150

-----------------------------------------------------------------------------

(1) Information provided for the period from May 16, 1991 (inception) through December 31, 1991.

(2) See Note 2 of Notes to Financial Statements for information concerning the computation of net income (loss) per common share.

(3) Note payable represents the net present value of a promissory note discounted at a 9.75% annual rate. The Company's financial statements reflect the difference between the original proceeds of the note and its net present value as of the dates of such statements as additional paid-in capital. See Note 8 of Notes to Financial Statements.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

   Since its commencement of operations in October 1992, the Company has devoted substantially all of its resources to drug delivery research and development programs and now has nine Proprietary Products and ten Generic Products in various stages of development. The Company was classified as a development stage company until the third quarter of 1996, when it began to generate revenue through its receipt of a $15.0 million non-refundable license payment under its agreement with BMS. At September 30, 1996, after giving effect to the receipt of the payment from BMS, the Company had an accumulated deficit of $11.3 million, resulting from expenses incurred in research and development, clinical trials, facilities operations, the acquisition of supplies and, to a lesser extent, general and administrative operations. The Company expects to incur losses at least through 1997, which losses may be substantial. The Company's sources of working capital have been an initial public offering, equity financings prior to the initial public offering and, to a far lesser extent, interest earned on investment of cash. In the near term, revenues are expected to consist principally of revenues from license fees, milestone payments, research fees and payments from other entities under collaborative marketing and other agreements, which payments are likely to be irregular and unpredictable.

   Under its product development agreement with PAR, the Company receives fees from PAR with respect to the development of specified transdermal Generic Products to which PAR wishes to obtain distribution rights. Prior to 1995, the Company recorded the amounts received from PAR as product development fees. Following a May 1995 modification of the original agreement, pursuant to which the Company agreed to repay the amounts paid by PAR from the gross profits derived from product sales, amounts received from PAR have been classified as deferred revenue. As a result, $228,000 recorded in 1994 as product development fees was charged to research and development expense in 1995 and a corresponding amount was recorded as deferred revenue.

   In August 1996, the Company entered into an exclusive worldwide distribution and supply agreement with BMS and received a $15.0 million license payment. Because the $15.0 million license payment is non-refundable and the Company has no further obligations related to the license payment, that amount has been recognized as revenue. Any milestone payments Sano may receive under the BMS agreement will also be recorded as revenue upon the achievement of the related milestones. An advance to be received from BMS to fund the purchase of production equipment will be reflected as deferred revenue and recognized as revenue as sales of the products are made and related royalties are earned.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

   REVENUES. As a result of the August 1995 license payment under the BMS agreement, the Company recognized revenue of $15.0 million for the nine months ended September 30, 1996. Prior to that time, the Company had recognized no revenue.

   RESEARCH AND DEVELOPMENT. The Company's research and development expenses increased by $3.7 million, or 58%, to $10.2 million for the nine months ended September 30, 1996, from $6.4 million during the comparable period in 1995. This increase is primarily attributable to the Company's increased clinical trial expenses. The significant increase in laboratory and clinical activity required by the number of products in development resulted in a $959,000 increase in personnel and personnel-related expenditures, a $1.1 million increase in the cost of clinical trial programs and a $1.2 million increase in supplies, primarily consisting of chemical supplies. In addition, operating overhead allocated to research and development increased by $540,000 as a result of the expansion of the Company's facility and increased rent, common area maintenance and taxes. All manufacturing expenses incurred in production of supplies for clinical trials are included within research and development expenses. The Company intends to continue to increase its research and development expenditures. Actual expenditures will depend on, among other things, the outcome of clinical testing of products under development, delays or changes in required governmental testing and approval procedures, technological and competitive development and strategic marketing decisions.

   GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $2.7 million for the nine months ended September 30, 1996 from $604,000 in the comparable period of 1995. This increase was attributable to increases in personnel and personnel-related expenditures associated with the expansion of facilities and administrative support for the Company's research and development efforts, as well as increases in professional fees, principally the $1.0 million investment banking fee incurred in connection with the BMS agreement and legal fees incurred in connection with a patent lawsuit. See "Business--Legal Proceedings."

   OTHER INCOME (EXPENSE). Interest income increased by $887,000 to $975,000 for the nine months ended September 30, 1996 from $88,000 in the comparable period in 1995, as a result of the investment of the remaining proceeds of the Company's initial public offering, and the $15.0 million non-refundable license payment received in August from BMS. Interest and other expense was $68,000 for the nine months ended September 30, 1996 compared to $72,000 in the comparable period in 1995. Interest and other expense principally reflects the accretion of interest on a discounted note.

   NET INCOME. As a result of the foregoing, the Company reported net income of $3.1 million for the nine months ended September 30, 1996, compared to a net loss of $7.0 million in the comparable period in 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

   RESEARCH AND DEVELOPMENT. The Company's research and development expenses increased by $5.7 million, or 215%, to $8.4 million for 1995 from $2.7 million during 1994. The increase is primarily attributable to the Company's increased clinical trial expenses. The significant increase in laboratory and clinical activity, required by the number of products in development, resulted in a $1.3 million increase in personnel and personnel-related expenditures and an $818,000 increase in supplies consisting primarily of chemicals. The Company incurred $3.4 million in expenses relating to clinical trials in 1995, compared to $823,000 in 1994. In 1995, the Company increased its facility's usable square footage to 74,000 square feet compared to approximately 6,000 square feet available for use in 1994. The Company's facility houses the Company's production, operation, laboratories, and headquarters. This expansion resulted in increases in depreciation due to leasehold improvements and acquisition of lab equipment, furniture and fixtures. In 1995, the $228,000 previously received pursuant to the PAR agreement was charged to research and development expense and a corresponding amount was recorded as deferred revenue.

   GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by $121,000, or 15%, to $911,000 in 1995 from $790,000 in 1994. The increase is due to personnel and personnel-related expenditures associated with the expansion of facilities and administrative support for the Company's research and development efforts as well as increases in facilities operation expenses, depreciation and insurance expenses.

   OTHER INCOME (EXPENSE). The Company received product development fees of $1.2 million from PAR in 1995, which amount, together with the $228,000 discussed above, was recorded as deferred revenue. Interest income in 1995 increased by $307,000 to $335,000 from $28,000 during the comparable period in 1994. This increase is attributable to the Company's short-term investment of the proceeds of its initial public offering, as well as a preferred stock equity financing in May 1995. Interest and other expense for 1995 was $127,000, compared to $51,000 for 1994. The $76,000 difference is primarily a result of the accretion of interest on a discounted note issued in 1994.

   NET INCOME (LOSS). As a result of the foregoing, the Company reported a net loss of $9.1 million for 1995, an increase of $5.5 million from the net loss of $3.6 million in 1994.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

   RESEARCH AND DEVELOPMENT. Research and development expenses increased by $1.6 million, or 138%, to $2.7 million in 1994 from $1.1 million in 1993. This increase is primarily attributable to increased clinical trial expenses and, to a lesser extent, increased ancillary costs, such as consulting fees, product liability insurance costs and personnel and associated costs including group health, life, disability and workers compensation insurance. Additionally, during 1994, to accommodate its expanded development program, the Company expanded its laboratory facilities and functions, increased its leasehold and equipment depreciation expenses and incurred additional administrative overhead expenses.

   GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by $627,000, or 385%, to $790,000 during 1994 from $163,000 in 1993. This increase was primarily attributable to increases in personnel and personnel-related costs to support Sano's increased research and development activities and additional clinical trials, business development expenses, professional fees, rent and depreciation.

   OTHER INCOME (EXPENSE). The Company received product development fees of $228,000 in the fourth quarter of 1994 as a result of attaining certain milestones under its distribution agreement with PAR. Interest income increased to $28,000 in 1994 from $7,000 in 1993 as a result of the Company's short-term investment of the proceeds of an equity financing. Interest expense was $51,000 in 1994 as a result of the accretion of interest on a discounted note. The Company incurred no interest expense in 1993.

   NET INCOME (LOSS). As a result of the foregoing, the Company reported a net loss of $3.6 million in 1994, an increase of $2.2 million from the net loss of $1.4 million in 1993.

LIQUIDITY AND CAPITAL RESOURCES

   Net cash provided by operating activities was $4.0 million for the nine months ended September 30, 1996, compared to net cash used in operating activities of $5.1 million in the comparable period of 1995. This increase reflects the Company's receipt of $15.0 million in licensing revenue from BMS, which more than offset increased cash outlays for clinical trials, payroll and overhead.

   The Company had capital expenditures of $5.0 million for plant and equipment acquisitions and $118,000 in expenditures for patents during the nine months ended September 30, 1996, compared to $3.0 million and $106,000, respectively, for the same period in 1995.

   Net cash provided by financing activities totaled $1.7 million for the nine months ended September 30, 1996 compared to $6.7 million for the same period in 1995. The difference is primarily the result of the proceeds received from the issuance of $5.0 million of preferred stock in the same period in 1995.

   At September 30, 1996, the Company had working capital of $26.5 million compared to working capital of $27.0 million at December 31, 1995. Cash and cash equivalents and marketable securities were $29.0 million and $28.3 million at September 30, 1996 and December 31, 1995, respectively.

   Assuming it does not incur any material unanticipated expenses, the Company believes that, giving effect to the receipt of the estimated net proceeds of this offering, its working capital will be sufficient to fund current operations and capital requirements through at least mid-1998.

   The foregoing Management's Discussion and Analysis of Financial Condition and Results of Operations contains various "forward looking statements" within the meaning of Section 27A of the Securities Act which represent the Company's intentions, expectations or beliefs concerning future events, including, but not limited to, statements regarding management's expectations with respect to FDA approval, the commencement of sales and the sufficiency of the Company's cash flow for the Company's future liquidity and capital resource needs. These forward looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, without limitation, the factors discussed in "Risk Factors." See "Risk Factors."

                                   BUSINESS

GENERAL

   Sano develops novel controlled release drug delivery systems for drug therapies licensed from others and for off-patent drugs. The Company also develops generic versions of branded controlled release products, generally where the advanced nature of the necessary technologies may limit competition from other manufacturers Sano's strategy is to develop a comprehensive line of both Proprietary Products and Generic Products utilizing controlled release technologies.

   Although to date most of Sano's products have utilized transdermal delivery technologies, the Company is expanding its capabilities to include other delivery methods, such as solid dose controlled release methods. The Company believes that its transdermal and solid dose controlled release technologies and expertise can be applied to a variety of pharmaceutical products. These technologies are designed to reduce the frequency of drug administration, improve efficacy, increase patient compliance, reduce side effects, reduce interaction with other drugs in use by a patient and provide a more consistent and appropriate drug level in the bloodstream. The Company believes these benefits will also contribute to lower overall patient care costs, an increasingly important competitive factor in the managed care environment.

SANO'S STRATEGY

   Sano's strategy is to develop and manufacture a broad line of novel proprietary and generic, controlled release drug delivery systems that the Company believes provide clinical and economic benefits when compared to other delivery methods. The Company's strategy includes the following elements:

   DEVELOP PRODUCTS INDEPENDENTLY. Sano will seek to identify opportunities to apply its controlled release technologies to new drug therapies licensed from others or to off-patent drugs and to maintain proprietary rights with respect to the resulting products it develops. Sano does not intend to develop new chemical entities, but researches academic and industry literature to identify existing therapeutic drugs to which it can apply its alternative methods of drug delivery. The Company believes that developing products independently provides it with the flexibility to enter into arrangements with marketing partners or to retain the right to market a product itself. As a consequence, Sano believes that it will receive a greater economic benefit than that typically achieved by drug delivery companies which provide contract research, development and manufacturing for third parties that retain proprietary rights to the resulting end-product.

   RETAIN RIGHTS TO PRODUCTS. When the Company determines to enter into an arrangement with a marketing partner, it intends to do so only in the late stages of product development. This strategy requires that the Company commit significantly greater financial resources to the development of each product than do companies that license their products at early stages to marketing partners that assume the cost of clinical trials. If the Company is successful in implementing this strategy and developing late stage products attractive to prospective marketing partners it believes that it will be better able to negotiate more favorable agreements than would otherwise be available from those marketing partners at earlier stages of product development.

   DEVELOP MULTIPLE DRUG DELIVERY TECHNOLOGIES. Although most of Sano's products use transdermal delivery technology, the Company intends to expand its capabilities to include a variety of controlled release delivery methods. Sano recently initiated a pivotal study on its first solid dose controlled release products. In addition, Sano is evaluating other technologies that it believes will enable it to provide improved methods of delivery to a variety of compounds.

   DEVELOP A BROAD PIPELINE OF PRODUCTS. Sano is developing a broad pipeline of both Proprietary and Generic Products. The Company's Proprietary Product development efforts focus on novel delivery systems for existing drugs in large addressable markets where the Company believes that both clinical and economic benefits can be obtained from its controlled release technologies. The Company's Generic Product development efforts focus on controlled release branded products where the advanced nature of the delivery technologies may limit competition. Generic products generally have shorter development and marketing cycles than do proprietary products and therefore may generate cash flow at an earlier date than would be typical of proprietary products.

   HIRE AND RETAIN EXPERIENCED PERSONNEL. Sano believes that in order to compete effectively in any area of drug delivery technology it is essential to attract and retain people with proven success in developing products utilizing such technologies. Sano believes that it has been successful in assembling a team of highly qualified and specialized scientists and managers. Substantially all of the Company's employees have ownership interests in the Company. In addition, certain of the Company's scientists have economic stakes in the performance of particular products with which they are involved. Sano intends to continue its practice of seeking out and hiring people experienced in all facets of its business and technology.

SANO'S TECHNOLOGY

   Sano has developed proprietary drug delivery technologies in the fields of transdermal and oral controlled release products. These technologies are intended to provide the Company with flexible delivery platforms applicable to a wide range of pharmaceutical products. The Company intends to continue to apply these technologies to drugs licensed from others and to off-patent drugs where the Company believes that the use of such technologies may result in improved patient compliance, better clinical results and/or lower patient care costs. In addition to the transdermal and oral controlled release technologies currently in use by Sano, the Company is actively investigating other drug delivery techniques that it believes hold significant potential and is seeking personnel with experience and proven records of success in such fields.

TRANSDERMAL DRUG DELIVERY

   Transdermal patches deliver drugs through the skin by means of an adhesive patch. The patch incorporates medication which is released through the skin into the blood stream at a controlled rate over an extended period of time. This method of drug delivery is better suited than oral delivery for some drugs that are degraded either in the gastrointestinal tract or by the liver if delivered orally, such that only a small fraction of the total administered dose remains therapeutically effective. Attempts to overcome such inefficient oral delivery through increased dosage may result in the production of high levels of metabolic by-products of the metabolized drug ("metabolites"), that can produce harmful side effects. Transdermal patches overcome such "first-pass" metabolic problems by delivering the drug locally or systemically at prescribed rates, providing a convenient means to administer drugs which would otherwise require frequent oral dosing over prolonged periods. An additional potential benefit of transdermal patches is their ability to overcome or significantly reduce the adverse effects resulting from the "peaks and troughs" routinely encountered in many oral preparations. In many instances, the "peak" of delivery of an oral product delivers a higher amount of medication to the blood stream than is therapeutically necessary, with resulting side effects such as gastrointestinal distress, headaches, nausea and dizziness, and the "trough" of delivery of an oral product delivers a subtherapeutic amount of medication to the blood stream. Transdermal delivery can maintain drug levels in the bloodstream at a consistent rate and within therapeutically effective ranges.

   The principal attributes necessary for the successful commercialization of a transdermal patch include a sound medical rationale, cost-effectiveness in manufacturing, appearance and comfort, the ability to adhere to the skin with minimal irritation, a stable formulation and the ability to produce desired local or systemic levels of the drug. Six drugs are currently available in the United States market in transdermal patches: nitroglycerin, nicotine, estrogen, clonidine, fentanyl, and testosterone.

SOLID DOSE CONTROLLED RELEASE DRUG DELIVERY

   Sano is in the process of developing proprietary formulation and manufacturing technology to control the release characteristics of a variety of orally-administered drugs. The Company's solid dose controlled release drug delivery technologies utilize a variety of specialized polymers, plasticizers and other materials to control the rate and locations of drug release in the gastrointestinal tract. Through the application of specifically designed polymer coating membranes, drugs are released at controlled rates as they descend through the gastrointestinal tract, thus providing sustained availability of the drug. The design of an appropriate drug delivery technology for a particular drug candidate involves consideration of (i) the physiology of the gastrointestinal tract; (ii) the characteristics of the drug to be delivered; (iii) the effect of food on absorption; (iv) the desired location and extent of absorption at any given site in the gastrointestinal tract; and (v) the physical and chemical characteristics of the drug.

   Solid dose controlled release drug delivery technologies eliminate or reduce certain disadvantages of immediate-release drugs. Controlled release technologies generally provide more consistent and appropriate drug levels in the bloodstream than immediate release drugs, and may overcome or significantly reduce the adverse effects resulting from the "peaks and troughs" encountered with many oral immediate release preparations. Solid dose controlled release drug delivery also allows for the development of dosage forms that reduce the frequency of drug administration, thereby offering improved patient compliance.

SANO'S PRODUCT PIPELINE

   The tables below indicate the status of the Company's transdermal and solid dose controlled release products under active development:

                       TRANSDERMAL PROPRIETARY PRODUCTS

           DRUG                       THERAPEUTIC USES                          STATUS
---------------------      --------------------------------      --------------------------------
Buspirone                  Anxiety                               Phase III studies in progress
Buspirone                  Depression                            Phase III studies in progress
Buspirone                  Attention Deficit Disorder            Phase III studies in preparation
Nicotine/Mecamylamine      Smoking Cessation                     Phase III studies in preparation
Scopolamine                Motion Sickness                       Pivotal study in progress
Confidential               Alcohol Addiction                     Phase II study in preparation
Estrogen/Progestin         Menopausal Symptoms/Osteoporosis      IND in preparation
Estrogen/Progestin         Menopausal Symptoms/Osteoporosis      Formulation development
 (second combination)
Albuterol                  Asthma                                Formulation development

                         TRANSDERMAL GENERIC PRODUCTS

       DRUG           BRANDED PRODUCT         THERAPEUTIC USES                     STATUS
-------------      ------------------------  --------------------      ------------------------------------
Nicotine           Habitrol(Registered       Smoking Cessation         ANDA filed
                     Trademark)
Nitroglycerin      Nitro-Dur(Registered      Angina Pectoris           ANDA filed
                     Trademark)
Nitroglycerin      Transderm-Nitro           Angina Pectoris           ANDA filed
                     (Registered Trademark)
Clonidine          Catapres                  Hypertension              Bioequivalency study in progress
                     TTS(Registered
                     Trademark)
Estradiol          Vivelle(Registered        Menopausal Symptoms/      Bioequivalency study in  preparation
                     Trademark)                 Osteoporosis
Estradiol          Climara(Registered        Menopausal Symptoms/      Bioequivalency study in  preparation
                     Trademark)                 Osteoporosis

                SOLID DOSE CONTROLLED RELEASE GENERIC PRODUCTS

      DRUG                  BRANDED PRODUCT                   THERAPEUTIC USES                    STATUS
-----------      --------------------------------     ----------------------------     -----------------------
Diltiazem        To be determined                     Hypertension                     Pilot study in progress
Diltiazem        To be determined                     Hypertension/Angina Pectoris     Formulation development
Nifedipine       To be determined                     Hypertension/Angina Pectoris     Formulation development
Nicardipine      Cardene SR/registered trademark/     Hypertension                     Formulation development

PROPRIETARY PRODUCTS

BUSPIRONE TRANSDERMAL SYSTEMS FOR ANXIETY, DEPRESSION AND ATTENTION DEFICIT DISORDER

   Sano's three separate patches for the treatment of anxiety, depression and attention deficit disorder each incorporate the drug buspirone, a serotonin partial agonist. Buspirone has been marketed in the United States under the brand name BuSpar(Registered Trademark) by BMS since 1986 for the management of anxiety disorders and the short-term relief of symptoms of anxiety. Sales of BuSpar(Registered Trademark) exceeded $285 million in 1995 and were approximately $180 million during the first six months of 1996.
In addition to the treatment of anxiety, certain published reports have indicated the potential usefulness of buspirone in the treatment of depression and attention deficit disorder. The patent rights of BMS with respect to oral immediate release buspirone for the treatment of anxiety will expire in late 2000. In June 1996 Sano received a notice of United States patent allowance for the transdermal delivery of buspirone. This patent is also pending in Japan, the European Patent Office and Canada. The Company believes that the availability of a transdermal dosage form of buspirone will permit a more convenient, once-a-day regimen, resulting in increased compliance. In addition, because transdermal delivery of buspirone allows for more consistent therapeutic levels in the bloodstream, the Company believes that its products may decrease gastrointestinal and CNS side effects.

   The rationale for the development of a transdermal dosage form of buspirone arises from the complex characteristics of this drug and from the clinical experience with it. With the oral dosage form of buspirone, patients taking a therapeutic regimen of buspirone must have their daily dose divided into either a two-per-day or a three-per-day regimen in order to achieve therapeutic success. This results in an inconvenient and burdensome dosage regimen which can result in a lack of compliance. Buspirone is rapidly absorbed after oral administration; the drug, however, undergoes extensive first-pass metabolism, with the majority of the dose degraded in the gastrointestinal tract or liver, and only a small percentage of the dose reaching systemic circulation following oral administration. By avoiding first-pass metabolism through the gastrointestinal tract and the liver, the dosage required for the transdermal delivery of the product is less than an oral dose of buspirone and may significantly reduce production of certain metabolites that may inhibit its action or cause adverse side effects. Sano's transdermal delivery system for buspirone also provides a continuous level of drug and eliminates the peaks and troughs in systemic levels of the drug characteristic of oral administration, which may cause adverse side effects.

   In August 1996, the Company entered into an exclusive worldwide distribution and supply agreement with BMS for the Company's transdermal buspirone patches for the treatment of anxiety, depression and attention deficit disorder, under which Sano will manufacture the patches for BMS. Upon execution of the agreement, Sano received a $15.0 million non-refundable license payment and will receive (i) additional payments upon the achievement of certain milestones, (ii) an advance, to be repaid from royalties, to fund the purchase of production equipment and (iii) royalties on sales of the products. BMS has agreed to switch its marketing efforts from BuSpar/registered trademark/ to Sano's transdermal product. BMS also agreed to fund and conduct all clinical trials of Sano's transdermal buspirone products for all three indications.

   ANXIETY. Anxiety is an unpleasant mood characterized by feelings of tension and apprehension. It is usually precipitated by the anticipation of future danger, distress or difficulties. As an emotional response, anxiety is useful, in that activities that arouse anxiety are avoided and those that diminish it are sustained. Anxiety becomes a medical problem when it is excessive, inappropriate or without obvious cause. United States sales of anti-anxiety drugs exceeded $2 billion in 1994.

   Transdermal delivery of buspirone for the treatment of anxiety may offer several advantages over conventional oral delivery. The dosage for the oral version of the drug is three times a day, whereas the transdermal dosage will be once a day, which enhances patient compliance. Additionally, the oral drug causes gastrointestinal side effects that are avoided with transdermal delivery of the product.

   The Company is completing a multi-center, double-blind controlled Phase III clinical study in which 160 patients are being treated for anxiety. The trial is expected to end shortly with data available before March 31, 1997. Upon receipt and analysis of the data, the Company and BMS will jointly determine whether or not to submit a New Drug Application ("NDA") for the product to the FDA.

   DEPRESSION. Depression can be described as a state of mind in which the individual experiences a generalized loss of interest in life or an inability to experience pleasure. This disorder is characterized by a broad range of symptoms, including sadness, guilt, apathy, indecision, general irritability, feelings of low self-esteem, helplessness and hopelessness. Such feelings are a normal component of the human condition, but when they begin to interfere with normal function, treatment is desirable.

   Depression-related disorders are among the most common psychiatric conditions to be encountered by physicians and the most undertreated. United States sales of anti-depressant drugs exceeded $2 billion in 1994.

   While the use of buspirone for the treatment of depression has not been approved by the FDA, its anti-depressant activity has been documented in certain published clinical studies. It is believed that buspirone's anti-depressant activity may result from its ability to normalize the serotonergic system, increasing serotonergic tone in depressed patients and decreasing serotonergic tone in anxious patients.

   As an anti-depressant, buspirone may offer advantages over tricyclic antidepressant drugs, as buspirone does not cause anticholinergic side effects such as blurred vision, constipation, urinary retention and dry mucous membranes. Also, buspirone is nonaddictive, nonsedating and does not cause insomnia, nervousness or sexual dysfunction, as do other anti-depressant products. Buspirone is not a Drug Enforcement Agency ("DEA") controlled substance.

   Symptom reduction in an open label study of the Company's transdermal buspirone patch was achieved with very few adverse events compared to those reported for the oral product. These encouraging results led the Company to initiate a multi-center, double-blind, controlled Phase III clinical study of 150 patients with depression that will be completed shortly. Analysis of the data is expected before March 31, 1997. Upon receipt and analysis of the data, the Company and BMS will determine whether or not to submit an NDA.

   ATTENTION DEFICIT DISORDER. Attention deficit disorder, sometimes referred to as attention deficit hyperactivity disorder ("ADD"), consists of developmental deficiencies in the regulation and maintenance of behavior and occurs more frequently in children. These deficiencies give rise to inattention, impulsivity and hyperactivity. Medications used to treat ADD include psychostimulants (such as Ritalin(Registered Trademark), Dexedrine(Registered Trademark) and Cylert(Registered Trademark) and tricyclic anti-depressants (such as Imipramine(Registered Trademark) and Desipramine(Registered Trademark). The United States market for drugs used to treat ADD exceeded $300 million in 1995.

   Transdermal delivery of buspirone for the treatment of ADD may offer several advantages over conventional treatment. Unlike buspirone, the psychostimulants which are the principal treatments for ADD are all DEA controlled substances. Sano's buspirone patch offers the convenience of the once-a-day administration of a transdermal patch, which enhances patient compliance. While the use of buspirone for the treatment of ADD has not been approved by the FDA, the Company has completed a Phase II open label clinical trial in 32 children ages 9 through 12. The Company believes that the results of this trial identified an effective dose of buspirone for use in the treatment of ADD. Sano intends to initiate Phase III trials in 1997.

  NICOTINE/MECAMYLAMINE TRANSDERMAL SYSTEM FOR SMOKING CESSATION

   Smokers are addicted to cigarettes primarily because of the drug nicotine in tobacco. Therefore, smokers who attempt to quit typically experience withdrawal symptoms, most commonly craving, headaches, irritability and nausea. A 1990 study in the JOURNAL OF THE NATIONAL CANCER INSTITUTE found that nearly 90% of all Americans who smoke have made an attempt to quit at some point in their smoking lives. Several studies have shown that every year nearly 30% of all Americans who smoke make some attempt at smoking cessation while less than 8% succeed. A principal focus of treatment in recent years has been transdermal nicotine patches. The FDA has approved four nicotine patches for sale, two of which were approved in 1996 for sale over the counter without a prescription.

   A therapy involving the simultaneous delivery of nicotine and mecamylamine, a nicotine antagonist, over a 24-hour period received a United States patent in 1994. In October 1994, Sano obtained an exclusive license to this patented combination therapy. Sano also intends to explore opportunities for the manufacture and/or sale of the combination therapy in non-United States markets. Mecamylamine has been marketed for many years as an antihypertensive agent, Inversine(Registered Trademark). Mecamylamine has been shown to block many of the physiologic, behavioral, and reinforcing effects of nicotine. The actions of an agonist (nicotine) and an antagonist (mecamylamine) are such that they both occupy the receptors that would otherwise be acted upon by nicotine from cigarettes. Thus, nicotine and mecamylamine may work in concert, both to reduce craving and to attenuate the rewarding effects of cigarette smoking, thereby facilitating smoking abstinence.

   Transdermal nicotine dosed along with oral mecamylamine has been shown to be more effective for smoking cessation than transdermal nicotine alone. A clinical study published in the July 1994 issue of CLINICAL PHARMACOLOGY AND THERAPEUTICS reported the results of a 48-patient trial in which the percent of abstinence after 12 months in patients that were treated with the combined therapy (mecamylamine and nicotine) was 37.5%, as compared to 4.2% for a transdermal nicotine therapy alone. Mecamylamine relieved key withdrawal symptoms such as craving for cigarettes and appetite for food.

   Sano has developed a transdermal patch which delivers nicotine and mecamylamine simultaneously, in accordance with the patented combination therapy. A 260 patient Phase II dose ranging study was completed in September 1996. Based on the results of this study, the Company anticipates commencing Phase III clinical trials in the first quarter of 1997.

  ESTROGEN/PROGESTIN TRANSDERMAL SYSTEM FOR MENOPAUSAL SYMPTOMS/OSTEOPOROSIS

   Menopause occurs naturally in women between the ages of 45 and 55 and is characterized by a decline in the body's natural production of estrogen and progestin hormones. Absence of ovarian hormones (mainly estradiol) induces metabolic and physical changes in the cardiovascular system, connective tissue, cartilage and bone, resulting in a broad range of unpleasant symptoms including hot flashes, vaginal dryness and itching, depression, anxiety and insomnia. In addition, low levels of estrogen can accelerate loss of bone density, resulting in osteoporosis.

   Certain published reports suggest that estrogen replacement therapy not only relieves all the acute symptoms but also protects against the development of osteoporosis and the occurrence of related fractures. Additionally, research indicates that estrogen may help prevent heart disease by raising the level of high-density lipoprotein in the blood and lowering the level of low-density lipoprotein, which is believed to contribute to the build-up of fatty deposits in arteries. Research also indicates that women on estrogen replacement therapy during menopause have a lower death rate from cardiovascular disease than do women who are not on estrogen replacement therapy.

   The current market for estrogen is dominated by oral products. With oral administration, high doses of estrogen must be administered because of the rapid metabolism and inactivation of estrogens within the liver. Transdermal delivery of estrogen avoids many of the problems inherent in oral administration. By avoiding first-pass metabolism through the liver, the dosage required for transdermal delivery is significantly less than the oral dose of estrogen, may reduce production of harmful metabolites and result in a more balanced hormonal level.

   Progestin is a hormone that is frequently prescribed in conjunction with estrogen in order to mitigate the potentially dangerous side effects of estrogen replacement therapy alone. Clinical studies suggest that estrogen replacement therapy alone may increase the risk of uterine cancer. The administration of estrogen and progestin together more closely imitates the natural female hormonal cycle. The Company expects that its combination estrogen/progestin transdermal drug delivery system combines the advantages of both compounds in a single delivery system. The Company has developed a prototype estrogen/progestin patch, designed to be worn for three and one-half days, and intends to file an IND to commence clinical testing. The Company is also formulating another three and one-half day estrogen/progestin patch using a second progestin.

  SCOPOLAMINE TRANSDERMAL SYSTEM FOR THE PREVENTION OF MOTION SICKNESS

   Motion sickness is an acute illness characterized by anorexia, nausea, dizziness and vomiting. Scopolamine has been used to prevent motion sickness for many years, and is available as scopolamine hydrobromide, either orally or as an intramuscular injection. This drug in its oral or injectable form has caused undesirable side effects, especially drowsiness and dry mouth. The delivery of scopolamine transdermally may enable the administration of a lower dose, and thus may decrease the incidence of side effects.

   In 1979, Alza Corporation received FDA approval for Transderm Scop(Registered Trademark) (transdermal scopolamine system) for the prevention of nausea and vomiting due to motion sickness in adults. For approximately the past two years Transderm Scop(Registered Trademark) has not been available on the market. Ciba Pharmaceuticals, the company which had marketed Transderm Scop(Registered Trademark), has not announced why the product is no longer being marketed.

   Sano is developing a transdermal scopolamine patch for the prevention of nausea and vomiting due to motion sickness in adults. The patch will be manufactured using Sano's proprietary manufacturing techniques. The product is currently undergoing a pivotal clinical study.

  CONFIDENTIAL TRANSDERMAL SYSTEM FOR ALCOHOL ADDICTION

   Alcoholism is a common disease in the United States. Sano is developing a transdermal system for the delivery of an existing oral drug for the treatment of alcohol addiction. The Company's patch is designed to be worn for seven days. A Phase I trial has been completed, and a Phase II trial is planned.

  ALBUTEROL TRANSDERMAL SYSTEM FOR ASTHMA

   The National Institute of Allergy and Infectious Disease estimates that more than ten million people in the United States (about 4% of the population) suffer from asthma. Albuterol stimulates the beta-adrenergic receptors of the bronchial smooth muscle and produces bronchodilation, thus relieving asthma. In patients with asthma, albuterol decreases the resistance of airway obstructions, increases vital capacity and expiratory flow rate, and thus relieves asthmatic symptoms. Albuterol is available as an inhaler and in tablets. The most common adverse side effects of albuterol are dose-related. The principal adverse side effects from the oral administration of albuterol are increased heart rate, decreased blood pressure, tremors, nervousness, nausea, hyperactivity, excitement and insomnia. Transdermal albuterol may avoid many of these side effects by providing a constant delivery of drug, which avoids the peaks that are seen with the oral product.

   Sano is developing a transdermal system for the delivery of albuterol for the treatment of asthma. Sano's albuterol patch product is being designed to be worn for one day. Sano's transdermal albuterol patch is designed to provide a measured amount of drug, allowing for lower drug levels, and thus fewer and/or less severe side effects. The Company believes these advantages will lead to improved patient compliance. The Company is currently developing the formulation for this product.

GENERIC PRODUCTS

   The Company has ten Generic Products under development. Six of these products are transdermal generics and four are oral controlled release generics. Generic products are pharmaceuticals which are identical in three principal ways to a brand name product: (i) the rate at which a drug is delivered over a specific time frame, (ii) the amount of drug delivered, and
(iii) the method of delivery (i.e., oral, transdermal, etc.). Before determining to initiate the development of a Generic Product, the Company considers the extent of competition, the size of the market, patent status, the ease and rapidity of the approval process and the estimated time of market launch. Because the brand name product has already been approved by the FDA, the approval process for a Generic Product is significantly less costly and lengthy than that for a Proprietary Product. Before submitting a Generic Product to the FDA for approval (through filing an ANDA), the Company conducts bioequivalency studies in patients comparing the rate and extent of delivery of Sano's generic version to that of a brand name product. However, the Company is not required to show the safety or efficacy of a Generic Product as part of the approval process, as is the case with Proprietary Products. Prior to conducting human trials, Sano first establishes in laboratory tests that its product and the brand name product are equivalent. The Company believes that the extensive experience of its scientific staff has allowed it to formulate and utilize in vitro models that have yielded consistent and predictable targeted results in human clinical studies. The Company's Generic Product development activities are subject to certain risks, including the likelihood that competition will be encountered from competitors with significantly greater financial and marketing resources than the Company and that the holders of unexpired patents on branded products for which the Company seeks to market generic counterparts may institute patent infringement suits against the Company. See "Risk Factors--Risk of Litigation in Connection with Generic Products."

  TRANSDERMAL GENERIC PRODUCTS

  NICOTINE TRANSDERMAL SYSTEMS FOR SMOKING CESSATION

   The Company has developed a generic transdermal nicotine patch for smoking cessation that the Company believes is generically equivalent to Habitrol(Registered Trademark), which is manufactured by Ciba
Pharmaceuticals ("Ciba") and which had sales of approximately $50 million in 1995.

   In January 1995, the Company filed an ANDA for its generic version of Habitrol(Registered Trademark). Sano has received comments from the FDA on this ANDA and has responded to those comments. In July 1996, the Company successfully completed an FDA pre-approval inspection of its facilities and manufacturing processes for this product. Ciba owns certain patents on Habitrol(Registered Trademark) which will expire in July 2003 and May 2008. After receiving the Waxman-Hatch notice given in connection with the Company's ANDA filing, Ciba responded that it would not initiate suit during the 45-day Waxman-Hatch period but that it reserved its right to institute an infringement action in the future.

  NITROGLYCERIN TRANSDERMAL SYSTEMS FOR ANGINA PECTORIS

   Angina pectoris is a painful condition caused by decreased blood flow to the heart due to narrowed arteries. Transdermal nitroglycerin patches provide a continuous therapeutic level of nitroglycerin in the blood stream, dilating the blood vessels to increase the flow of oxygenated blood to the heart. Transdermal nitroglycerin patches have been commercially available since 1982 and are marketed by several companies. Sales of branded and generic transdermal nitroglycerin patches were approximately $275 million in 1995.

   The Company has developed two generic transdermal nitroglycerin patches for the treatment of angina pectoris. The patches are designed to be generically equivalent to Nitro-Dur(Registered Trademark), produced by Key Pharmaceuticals, Inc. ("Key") and Ciba's Transderm-Nitro(Registered Trademark), which in 1995 had total combined sales in the United States in excess of $175 million. In late 1995, the Company filed an ANDA for each of its two generic transdermal nitroglycerin patches. The Company is not aware of any unexpired patents on Transderm-Nitro.(Registered Trademark) The patent issued on Nitro-Dur(Registered Trademark) expires in February 2010. In March 1996, Key filed a complaint in the United States District Court of Florida alleging that the Company's generic version of Nitro-Dur(Registered Trademark) infringes a patent owned by Key. See "--Legal Proceedings."

  CLONIDINE TRANSDERMAL SYSTEM FOR HYPERTENSION

   Hypertension is a leading cause of heart disease. Numerous drugs are used in the treatment of hypertension, including diuretics, beta blockers, alpha blockers, calcium channel blockers and angiotensin converting enzyme inhibitors. Clonidine is an alpha blocker used in the management of hypertension. In the stepped-care approach to antihypertensive drug therapy, alpha blockers are generally considered step two drugs and are generally reserved for patients who fail to respond to diet, exercise and/or weight reduction and therapy with a step one drug (diuretic or beta blockers). Although many hypertensive patients may be controlled by clonidine alone, the drug appears to be more effective when used with a diuretic.

   In 1984, Boehringer Ingelheim received FDA approval for its Catapres TTS(Registered Trademark), a seven-day transdermal patch for the delivery of clonidine. Several patents on Catapres TTS(Registered Trademark) expire in 2008. In 1995, United States sales of Catapres TTS(Registered Trademark) were approximately $75 million.

   Sano has developed a seven-day transdermal clonidine patch as a generic version of Catapres TTS(Registered Trademark). Based on laboratory data and a pilot study completed in March 1995 comparing Sano's clonidine patch to Catapres TTS(Registered Trademark), the Company believes that its patch is bioequivalent to the branded product. A pivotal bioequivalency study, which must be completed prior to filing an ANDA, is ongoing.

  ESTRADIOL TRANSDERMAL SYSTEM FOR MENOPAUSAL SYMPTOMS/OSTEOPOROSIS

   Sano is developing a transdermal system for the delivery of 17-beta estradiol, a natural estrogen, for the treatment of menopausal symptoms and osteoporosis. The Company is developing generic three and one-half day and seven-day estradiol transdermal patches. The transdermal systems under development by the Company are designed to be generically equivalent to Vivelle(Registered Trademark), a three and one-half day patch and Climara(Registered Trademark), a seven-day patch. There are a number of patents on the branded products. Based on a pilot study completed in August 1996 comparing Sano's two estradiol patches to Vivelle(Registered Trademark) and Climara(Registered Trademark), the Company believes that the patches are bioequivalent to the branded products. Pivotal studies on both products are planned for early 1997.

  SOLID DOSE GENERIC PRODUCTS

   The Company is currently developing four generic versions of branded solid dose drugs for the treatment of angina and hypertension. One of these products is in a pilot study and three are in various phases of formulation development. The pharmaceutical compounds upon which the Company's solid dose controlled release products are expected to be based are diltiazem, nifedipine and nicardipine.

   Diltiazem is a calcium channel blocker that relaxes and dilates the smooth muscle of the blood vessels and is indicated for the treatment of high blood pressure and prophylactic management of angina pectoris. Diltiazem is marketed in the United States in once-a-day controlled release forms under the brand names Cardizem CD(Registered Trademark) by Hoechst Marion
Roussel, Dilacor XR(Registered Trademark) by Rhone Poulenc Rorer Pharmaceuticals, and Tiazac(Registered Trademark) by Forest Laboratories. Nifedipine is a calcium channel blocker whose therapeutic applications include hypertension and angina pectoris. Nifedipine is marketed in the United States in a once-a-day controlled release dosage form by Pfizer Inc. under the brand name Procardia XL(Registered Trademark) and by Miles, Inc. under the brand name Adalat CC(Registered Trademark). Nicardipine is a calcium channel blocker indicated for the treatment of hypertension. Nicardipine is marketed in the United States by Roche Laboratories under the brand name Cardene SR(Registered Trademark). The combined worldwide sales of these branded products were in excess of $1.8 billion in 1995.

MANUFACTURING AND SUPPLY

   The Company leases an 83,000 square foot facility which includes approximately 10,000 square feet of administrative offices, as well as space for analytical laboratories, manufacturing areas and research and development areas. The Company's existing production lines for transdermal products have a capacity of approximately 100 million patches per year, based upon the Company's anticipated product mix. By the end of 1997 Sano expects to complete an expansion program which will bring the Company's capacity to approximately 400 million patches per year. Sano believes that it has the ability to expand the manufacturing capacity of its current facility to meet its commercial requirements for the foreseeable future.

   Sano intends to retain manufacturing rights for all of its Proprietary Products and transdermal Generic Products but may in certain circumstances contract with third parties to manufacture its solid dose Generic Products. The Company has developed several proprietary manufacturing and formulation techniques. The Company intends to file for patents on some, but not all, of these techniques. The Company believes that the filing of certain manufacturing process patents would provide only limited protection and, at the same time, have the negative effect of informing competitors of the Company's approaches to the manufacture of its products.

   Several materials used in the manufacture of the Company's products are available only from sole source suppliers. These items have generally been available to Sano and the pharmaceutical industry on commercially reasonable terms. Sano has not experienced difficulty acquiring materials necessary to manufacture clinical quantities of its transdermal systems. Sano intends to negotiate supply contracts, as appropriate, prior to commercial introduction of its transdermal products. While the Company believes that it could develop alternative sources of supply or redesign its products to avoid the necessity of relying upon such sources, any interruption of supply would have a material adverse effect on the Company's ability to manufacture its products.

MARKETING AND SALES

   Sano currently intends to retain marketing rights to substantially all of its Proprietary Products in the United States until such products have reached later stages of development, at which time the Company will determine whether to enter into a licensing or other arrangements with respect to its Proprietary Products outside the United States. The Company believes that this strategy will provide the opportunity to maximize royalties or distribution rights arrangements where appropriate or necessary and to evaluate possible marketing and distribution strategies so as to maximize profit opportunities.

   In August 1996, the Company entered into an exclusive worldwide distribution and supply agreement with BMS for the Company's transdermal buspirone patches for the treatment of anxiety, depression and attention deficit disorder. Under its agreement with BMS, Sano will manufacture the patch for BMS and will receive a percentage of net sales. Upon execution of the agreement, Sano received a $15.0 million non-refundable license payment and in addition will receive (i) additional payments upon the achievement of certain milestones, (ii) an advance, to be repaid from royalties, to fund the purchase of production equipment and (iii) royalties on sales of products. In addition, BMS agreed to fund and conduct all future clinical trials of Sano's transdermal buspirone products for all three indications and to be responsible for all foreign patent applications and regulatory filings relating to such products. The patent rights of BMS with respect to oral immediate release buspirone for the treatment of anxiety will expire in late 2000. In June 1996, Sano received a notice of United States patent allowance for the transdermal delivery of buspirone. Sano believes that its transdermal version of buspirone will provide BMS with a line extension for its BuSpar(Registered Trademark) product, thereby allowing BMS to offer a once-a-day dose of buspirone as a patent protected product subsequent to the expiration of BMS's existing patent. As part of its agreement with Sano, BMS will actively seek to switch its marketing efforts from BuSpar/registered trademark/ to Sano's transdermal product. BMS may elect not to pursue the development, marketing and sale of a particular transdermal buspirone product in one or more countries, in which event the Company may terminate the agreement as to that product in that country.

   Sano has also entered into a distribution agreement with PAR, pursuant to which PAR has a right of first refusal to distribute the Company's transdermal Generic Products in the United States, Canada, Latin America and Israel. PAR also has a limited right of first refusal in connection with the sale of Sano's transdermal Generic Products in four countries in Europe. Sano will manufacture its Generic Products and supply them to PAR at Sano's cost and will share in the gross profits from the sale of such Generic Products by PAR. The agreement currently covers Sano's two generic nitroglycerin patches, its generic nicotine patch and its generic clonidine patch. PAR also has a right of first refusal to distribute in the territories described above any other generic transdermal patches developed by the Company. As to each product PAR elects to distribute, PAR must pay Sano a portion of Sano's pre-clinical development costs and all costs of clinical trials and other post-formulation expenses. This agreement also provides that Sano will reimburse PAR for such costs and expenses with respect to certain Generic Products. The Company's agreement with PAR provides that PAR may terminate the agreement if the Company has not received at least one approval of an ANDA for a Generic Product covered by the agreement prior to November 30, 1996. PAR also is entitled to terminate the agreement with respect to any product that fails to meet specified annual gross profit thresholds.

PATENTS AND PROPRIETARY TECHNOLOGY

   Sano files patent applications in appropriate situations to protect and preserve, for its own use, technology, inventions and improvements that it considers important to the development of its business. The Company also relies on trade secrets, know-how, continuing technological innovations and possible licensing opportunities to develop and maintain its competitive position. The Company has filed patent applications with the United States Patent and Trademark Office and has filed corresponding patent applications in Japan, the European Patent Office and Canada. The Company is not aware of any claims of infringement against its products or technologies or of any patents which its products or technologies infringe, except as set forth under "Legal Proceedings."

   Sano owns or licenses several product related patents. One patent, developed by Sano, relates to the transdermal delivery of buspirone and a notice of allowance with respect to this patent was issued by the United States Patent and Trademark Office in June 1996. This patent is expected to be in force until at least 2013. In addition, patents on the transdermal delivery of buspirone are also pending in Europe and Japan.

   Sano's transdermal nicotine/mecamylamine patch incorporates patented technology licensed from Dr. Jed E. Rose, Dr. Edward D. Levin and Robert J. Schaap (collectively, the "Rose Group"). A patent issued to the Rose Group in 1994 relates to the co-administration of nicotine and mecamylamine for smoking cessation. Recently, the Rose Group was notified of the allowance of an additional patent relating to the use of agonist/antagonist therapy on certain receptors in the brain as a treatment for smoking addiction. The Company's license from the Rose Group requires Sano to make progress payments at various stages of the development, testing and regulatory approval process. Certain payments were made by the Company upon execution of the license agreement, upon the receipt of a patent non-infringement opinion and six months after the execution of the license agreement. Additional annual payments will be required until the earlier to occur of October 1998 or the filing of an NDA with the FDA covering products using the patented combination therapy, at which time the Company is required to make an additional payment to the Rose Group. Sano is also required to pay the Rose Group a royalty on the net sales of products using the patented combination therapy and an additional payment in October 1999, less the amount of any royalties previously paid under this license agreement. In addition to the foregoing payments, Sano is required to make annual payments for a period of six years commencing on October 1999 or, if sooner, one year after approval of an NDA covering products using the patented combination therapy.

   The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement, and, as to its scientific and manufacturing staff, an assignment of proprietary rights, upon the commencement of an employment, consulting or advisory relationship with the Company. These agreements generally provide that all inventions, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment, consulting or advisory relationship and all confidential information developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company. This information is required to be kept confidential and not disclosed to third parties except in specified circumstances.

   If a patent is listed with the FDA for a branded drug for which the Company seeks to develop a generic counterpart, the Company may obtain opinions of counsel as to the Company's non-infringement, or invalidity of, the listed patent. Even in cases where the Company obtains an opinion that its product does not infringe another party's patent or that such patent is invalid, there can be no assurance that a court would agree with such opinion or that the Company would not be found liable for patent infringement.

COMPETITION

   Competition in the development and marketing of drug delivery products is intense and expected to increase. The Company's transdermal delivery competitors include 3M Corp., ALZA Corporation, Cygnus, Inc., Ethical Holdings, plc, Noven Pharmaceuticals, Inc. and TheraTech, Inc. Most of these companies have substantially greater financial resources and larger research and development staffs than Sano. In addition, these companies have greater experience in obtaining regulatory approvals and in manufacturing and marketing pharmaceutical products. Competition with these companies involves not only product development, but also competition for the acquisition of products and technologies from universities and other research institutions. The Company also competes with pharmaceutical companies, universities and other research institutions in the development of products, technologies and processes. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing a therapeutic effect than products being developed by the Company. There can be no assurance that the Company will successfully develop technologies and products that are more effective or affordable than those being developed by its competitors. In addition, one or more of the Company's competitors have or may achieve product commercialization or patent protection earlier than Sano. Products that may be competitive with certain of the Company's products in clinical studies have either been approved or are being developed, including generic nitroglycerin patches, proprietary nicotine patches and proprietary estrogen patches. The first pharmaceutical product to reach the market in a therapeutic area and the first generic to a branded product often have a significant competitive advantage over later entrants to the market. Currently, there are no approved transdermal patches for the treatment of anxiety, depression, ADD or a combined agonist/antagonist patch directed toward smoking cessation. In addition, the Company is not aware of any generic transdermal products pending before, or which have been approved by, the FDA, other than for nitroglycerin. To the extent that the Company enters the solid dose controlled release product market, the Company will be subject to additional competition with respect to such technology.

   The Company expects that its products will compete primarily on the basis of product efficacy, price, patient compliance, reduced side effects, product appearance and comfort, reliability and, in certain cases, scope of patent rights. The Company's competitive position will also depend on its ability to attract and retain qualified scientific and other personnel, develop effective Generic and Proprietary Products, implement production and marketing plans, obtain patent protection and secure adequate capital resources.

GOVERNMENT REGULATION AND PRODUCT APPROVALS

   The production and marketing of the Company's products and its research and development activities are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to the Federal Food, Drug and Cosmetic Act, the Public Health Services Act, and other federal statutes and regulations. These regulations and statutes govern the testing, manufacture, labeling, storage, record keeping, advertising, promotion and approval of such pharmaceutical products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal by the government to approve marketing of the product and criminal prosecution.

   In order to obtain FDA approval of a new dosage form of an existing product, the Company must submit proof of safety, efficacy and stability and obtain validation of its manufacturing process. Such proof and validation can entail extensive pre-clinical, clinical and laboratory testing in order to prepare the necessary application for FDA approval. The testing and application process is expensive and time consuming, often taking several years to complete. There is no assurance that the FDA will act favorably or quickly in reviewing such applications. Delays imposed by the governmental approval process may materially reduce the periods during which the Company will have the exclusive right to exploit patented or proprietary products or technologies.

   The FDA approval process for a new chemical entity typically includes (i) pre-clinical laboratory and animal studies to enable FDA approval of an Investigational New Drug ("IND") exemption to permit clinical studies involving human subjects; (ii) initial clinical studies to define safety and dose parameters, (iii) well-controlled clinical trials to demonstrate product efficacy and safety, and (iv) submission and FDA approval of an NDA. Pre-clinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. Human clinical trials are typically conducted in three sequential, but partially overlapping, phases. Phase I trials normally consist of testing the product in a small number of volunteers for safety and pharmacokinetic parameters using single and multiple dosing regimens. In Phase II, continued safety and initial efficacy of the product is evaluated in a somewhat larger patient population for dose ranging. Phase III trials typically involve additional testing for safety and clinical efficacy using multiple dosage regimens in an expanded patient population at multiple clinical testing centers. A clinical plan or protocol, accompanied by the approval of the entity participating in the trials, must be submitted to the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of clinical trials at any time.

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
   All the results of the pre-clinical and clinical studies on a pharmaceutical product are submitted to the FDA in the form of an NDA for approval to commence commercial distribution. In responding to an NDA, the FDA may grant marketing approval, require additional testing and/or information, or deny the application. Continued compliance with all FDA requirements and the conditions in an approved application, including product specification, manufacturing process, labeling and promotional material and record keeping and reporting requirements, is necessary throughout the life of the product. Failure to comply, or the occurrence of unanticipated adverse effects during commercial marketing, could lead to the need for product recall or other FDA-initiated actions that could delay further marketing until the products or processes are brought into compliance.

   For each Generic Product under development, the Company will be required to submit an ANDA for approval to commence commercial distribution. The ANDA must set forth a study demonstrating bioequivalency (i.e. that the rate and extent of drug delivered by Sano's product are essentially identical to the rate and extent of delivery of the branded product). The Waxman-Hatch amendments require that when a drug developer files an ANDA for a generic drug and an unexpired patent has been listed with the FDA as covering the related branded product, the developer must certify to the FDA that such patent will either not be infringed by the developer's product or is invalid or unenforceable. That certification must also be provided to the patent holder, who may challenge the developer's certification of non-infringement, invalidity or unenforceability by filing a suit for patent infringement. If such a suit is filed within 45 days of the patent holder's receipt of such certification, the FDA may review and approve the ANDA, but is precluded from granting final marketing approval of the product until a final judgment in the action has been rendered or until 30 months from the date the certification was received, whichever is sooner.

   Each pharmaceutical manufacturer's facilities must be registered with and approved by the FDA. Continued registration requires compliance with GMP regulations. Manufacturers must also be registered with the DEA and similar state and local regulatory authorities if they handle controlled substances, and with the Environmental Protection Agency and similar state and local regulatory authorities if they generate toxic or dangerous wastes. The Company is required to obtain permits from local, state and federal agencies in connection with emissions resulting from its manufacturing operations, and the Company may be required to spend significant funds to comply with appropriate regulations or to obtain future permits.

   For international markets, a pharmaceutical company is subject to regulatory requirements, interactions and product approvals substantially the same as those in the United States. Although the technical descriptions of the clinical trials are different, the trials themselves are substantially the same as those in the United States and are commonly referred to in the industry as Phases I, II and III. In connection with any future marketing, distribution and license agreements which Sano may enter into, Sano's partners may accept or assume responsibility for such foreign regulatory approvals. The time and cost required to obtain these international market approvals may differ from those required for FDA approval.

FACILITY

   Sano's facility is located in Miramar, Florida. This facility, which is leased by the Company, contains 83,000 square feet of usable space. The building includes 10,000 square feet of office and administrative space. The balance of the space is dedicated to formulation and analytical laboratories and production areas. The Company also leases an adjacent parcel for use as a parking lot. These leases require the Company to pay an aggregate monthly rental payment of approximately $29,000, subject to an annual increase of 3.5%. The Company is also required to make a monthly payment to the lessor of approximately $12,000 for maintenance and taxes. The leases expire in May 2006. The leases provide for four renewal options, each for a term of five years, that may be exercised upon six months advance notice to the lessor prior to the expiration of the particular lease term. The Company believes that this facility can adequately support the completion of development and manufacture of its products currently under development.

EMPLOYEES

   Sano had 68 full-time employees at September 30, 1996. In addition, the Company had approximately 25 part-time employees and consultants at that date. The Company uses part-time and temporary employees to assist in manufacturing and packaging products. The Company's employees are principally engaged in research and development, clinical studies, regulatory affairs and quality control and pilot production. The Company has no union contracts and believes that its relationship with its employees is good.

LEGAL PROCEEDINGS

   On March 6, 1996, Key filed a complaint in the United States District Court of Florida alleging that one of the Company's transdermal nitroglycerin patches, for which the Company had filed an ANDA with the FDA, infringed certain patents owned by Key. The Company had previously obtained non-infringement opinions with regard to its product and believes that there is no merit to the allegations in the complaint. The Company has filed an answer and counterclaim to the complaint and intends to vigorously defend this lawsuit. However, patent litigation is extremely costly, protracted and burdensome, and there can be no assurance that the outcome of the lawsuit will be favorable to the Company. If the Company's product is found to be in violation of Key's patents, the Company may not be able to market such product on a commercially acceptable basis or at all.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers and directors of the Company are as follows:

 NAME                         AGE  POSITION
----------------------------------------------------------------------------------
Marc M. Watson ............ 51     Chairman of the Board
Reginald L. Hardy ......... 39     President and Director
Charles J. Betlach, Ph.D.   52     Senior Vice President--Research and Development
                                   and Director
Cheryl M. Gentile ......... 39     Vice President--Research and Development
Jesus Miranda ............. 37     Vice President--Research and Development
Joseph A. Gentile ......... 47     Vice President--Operations
Hubert E. Huckel, M.D.  ... 64     Director
Marco Possati ............. 43     Director
Roy S. Walzer ............. 48     Director

   Mr. Watson has been Chairman of the Board of the Company since he co-founded the Company in May 1991. Prior to joining Sano, Mr. Watson was a corporate and securities attorney in private practice who represented Key Pharmaceuticals, Inc. from 1972 to 1986. Following Key's sale to Schering-Plough Corporation in 1986, Mr. Watson retired from the active practice of law and worked on the purchase and formation of the three companies (pharmaceuticals, medical diagnostics, and specialty chemicals) which became IVAX Corporation and assisted in the consolidation and public offering of IVAX. Mr. Watson was also the co-founder and Chief Executive Officer of Exact Science, Inc., a medical instrument company formed in 1987, which was acquired by Abbott Laboratories in 1990. Mr. Watson was educated at the University of Miami, receiving a bachelor of business administration-accounting degree in 1967 and a juris doctor degree in 1970. From June 1970 through 1972, Mr. Watson was an attorney with the United States Securities and Exchange Commission in Washington, D.C. Mr. Watson is also a director of Equitrac Corporation.

   Mr. Hardy has been President and a Director of Sano since he co-founded the Company in May 1991. Prior to joining Sano, Mr. Hardy was the Director of Business Planning for IVAX Corporation ("Ivax") from 1986 to 1991. From 1989 to 1991, Mr. Hardy was also Acting President of Best Generics, Inc., a national distributor of generic drugs and a subsidiary of IVAX. Prior to joining IVAX, Mr. Hardy worked in the Corporate Planning Department at Key Pharmaceuticals, Inc. and Hoechst-Roussel Pharmaceuticals, Inc. Mr. Hardy was educated at the University of North Carolina, receiving a bachelor's degree in pharmacy from the University of North Carolina--Chapel Hill in 1981 and an MBA in marketing and finance from the University of North Carolina--Greensboro in 1984. Since 1995 Mr. Hardy has been a member of the National Development Advisory Board of the University of Florida College of Pharmacy.

   Dr. Betlach has been Senior Vice President--Research and Development and served as a Director since he co-founded Sano in May 1991. Prior to that time, Dr. Betlach was Principal Scientist at Key and then Schering-Plough Corporation from 1984 to 1991. Dr. Betlach was instrumental in the development and clinical evaluation of K-Dur, a sustained-release potassium chloride product and Uni-Dur, a once-a-day sustained-release theophylline. Dr. Betlach was educated at the University of California, receiving a master's degree in Cellular Biology from the University of California--Santa Barbara in 1967 and both a Doctor of Pharmacy in 1974, and a Ph.D. in Pharmaceutical Chemistry in 1978 from the University of California--San Francisco.

   Ms. Gentile has been Vice President--Research and Development since 1991, and is considered a co-founder of the Company. From 1987 to 1991 Ms. Gentile was the Manager of Product Development for Noven Pharmaceuticals, Inc. ("Noven"), a pharmaceutical company that specializes in the development of transdermal delivery systems. While at Noven, Ms. Gentile was instrumental in the development of the patented Vivelle/registered trademark/ transdermal estrogen patch that was licensed to Ciba-Geigy (United States rights) and Rhone-Poulenc Rorer Pharmaceuticals (Europe). Prior to joining Noven, Ms. Gentile held various research and development positions at Key where she was involved in the development and scale-up of transdermal drug delivery systems. Ms. Gentile was educated at Florida Atlantic University, receiving Bachelor of Science degrees in Chemistry and Geology in 1980 and 1982, respectively, and an MBA in Operations in 1992.

   Mr. Miranda joined Sano in June 1993 as Vice President--Research and Development. From 1989 to 1993 Mr. Miranda was the Manager of Transdermal Research at Noven where he was responsible for all of its transdermal research activities. Mr. Miranda completed development of a transdermal nitroglycerin system (ANDA pending), a transdermal estrogen/progestin product that was licensed to Rhone-Poulenc Rorer Pharmaceuticals and a transdermal progestin product. From 1986 to 1989, Mr. Miranda was the Systems Development Scientist at Cygnus, Inc. ("Cygnus") where he was instrumental in the development of the Nicotrol/registered trademark/ nicotine patch. Prior to joining Cygnus, Mr. Miranda was employed by Key, where he was involved in the scale-up of the first generation Nitro-Dur/registered trademark/ product and was the project leader responsible for the development of an isosoribide dinitrate patch. Mr. Miranda was educated at Florida International University, receiving a bachelor's degree in Chemistry in 1986.

   Mr. Gentile joined Sano in May 1993 as Vice President-Operations. From 1988 to 1993 he was the Manager of Operations for Noven where he was involved in all aspects of pharmaceutical development and production. Prior to joining Noven, Mr. Gentile was at Key where he interacted with the FDA during the FDA's review of Key's facilities and its documentation and manufacturing processes. Mr. Gentile was educated at Philadelphia College of Pharmacy & Science and Florida Atlantic University, receiving a Bachelor of Science degree in Chemistry in 1981 and an MBA in Operations in 1992. Joseph Gentile and Cheryl Gentile are husband and wife.

   Dr. Huckel joined the Company as a consultant in October 1993 and became a member of the Board of Directors in January 1994. Prior to joining Sano, Dr. Huckel held various positions with The Hoechst Group for 29 years. At the time of his retirement in 1993 he was Chairman of the Board of Hoechst-Roussel Pharmaceuticals, Inc., Chairman and President of Hoechst-Roussel Agri-Vet Company, Group President Life Sciences and Member, Executive Committee Hoechst Celanese Corporation. Additionally, Dr. Huckel was a member of the Board of Directors of Hoechst Corporation, Hoechst Celanese Corporation, Behring Diagnostics Inc. and PB Diagnostics, Inc. Dr. Huckel is a director of Royce Laboratories and Titan Pharmaceuticals, Inc. From 1978 until his retirement in 1993, he served on the Board of Directors of the Pharmaceutical Manufacturers Association.

   Mr. Possati joined the Company as a member of the Board of Directors in February 1995. Until November 1994 and for more than five years prior to that time, Mr. Possati was President of Marpos Corporation, a manufacturer of in-process gauging equipment principally for the automotive industry. Mr. Possati is currently a private investor in numerous business ventures.

   Mr. Walzer joined the Company as a member of the Board of Directors in September 1991. From 1988 to 1990, Mr. Walzer was the lead investor and a Director of Exact Science, Inc. Mr. Walzer is the President and founder of Litchfield Partners, Ltd., an independent investment firm which is one of the Company's principal investors, with emphasis on early stage medical device and pharmaceutical companies, manufacturing and real estate. From 1976 to 1986 he was General Counsel and Executive Vice President of Sealy Connecticut, Inc., a family-owned and operated manufacturer of mattresses.

   Officers of the Company serve at the pleasure of the Board of Directors, subject to the terms of any employment agreements with the Company. See "Executive Compensation--Employment

Agreements." The term of office of each director of the Company ends at the next annual meeting of the Company's shareholders or when his successor is elected and qualified. Except as noted above, there are no family relationships among any of the Company's executive officers and directors.

   The Company's directors do not currently receive any cash compensation for service on the Board of Directors but may be reimbursed for certain expenses in connection with attendance at Board of Director meetings or other meetings on the Company's behalf. Upon election to the Board of Directors, each director is granted an option to purchase 5,000 shares of Common Stock. In addition, each year at the time the Company's annual earnings are released, each director is granted an option to purchase 5,000 additional shares at the market price of such shares on such date.

   The Board of Directors maintains an Audit Committee consisting of Messrs. Walzer, Possati and Watson, which reviews the results and scope of the audit and other services provided by the Company's independent auditors, a Compensation Committee consisting of Messrs. Possati, Huckel and Walzer which provides recommendations concerning salaries and incentive compensation for directors, officers and employees of, and consultants to, the Company, and a Stock Option Committee consisting of Messrs. Huckel, Possati and Walzer which is responsible for administering the Company's 1993 Nonqualified Stock Option Plan (the "1993 Plan") and the Company's 1995 Stock Option Plan (the "1995 Plan").

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation paid during the years ended December 31, 1995 and 1994 to the Company's President (the "Named Officer"). In 1995 and 1994, there was no executive officer whose annual compensation exceeded $100,000. For information concerning the compensation of certain executive employees, see "--Employment Agreements."

                                                         LONG-TERM
                                                       COMPENSATION
                                                      ---------------
                                ANNUAL COMPENSATION       AWARDS
                               --------------------    SECURITIES
                                                        UNDERLYING
NAME                   YEAR    SALARY($)   BONUS($)     OPTIONS(#)
------------------- ------- ----------  --------- ---------------
Reginald L. Hardy      1995     $96,875       --             --
 President             1994      72,188       --         75,000

OPTION GRANTS DURING 1995

   There were no grants of options to purchase Common Stock to the Named Officer for the year ended December 31, 1995. Options to purchase 83,333 shares of Common Stock, 41,666 shares of Common Stock, 83,333 shares of Common Stock and 50,000 shares of Common Stock were granted to Ms. Gentile and Messrs. Gentile, Miranda and Watson, respectively, during the year ended December 31, 1995.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

   The following table sets forth information with respect to the number and value of unexercised options held by the Named Officer as of December 31, 1995.

                           NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                      UNDERLYING UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
NAME                      AT DECEMBER 31, 1995(#)          AT DECEMBER 31, 1995($)(1)
------------------- --------------------------------  --------------------------------
                       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                     -------------- ----------------  -------------- ----------------
REGINALD L. HARDY        75,000              0             $750,000            0

-----------------------------------------------------------------------------

(1) The value of each unexercised in-the-money option was determined by multiplying (i) the difference between (a) the fair market value of the Common Stock issuable upon exercise of the option using a value of $11.50, the closing price as reported by the Nasdaq National Market on December 29, 1995, and (b) the exercise price of the option, by (ii) the number of shares subject to the option.

EMPLOYMENT AGREEMENTS

   The Company has entered into employment agreements with Marc M. Watson, Reginald L. Hardy, Charles Betlach, Cheryl M. Gentile, Jesus Miranda and Joseph Gentile. The Company's agreements with Messrs. Watson and Hardy provide for base salaries of $135,000 and $145,000, respectively, and expire on November 10, 1998. The Company has increased the base salaries to be paid to each of Messrs. Watson and Hardy to $185,000 for 1997. These two agreements also provide that, upon the termination of the employee's employment for death, mental or physical incapacity, illness or disability, the Company will pay to the employee any unpaid base salary accrued through the date of termination plus a lump sum severance payment equal to twelve months' base salary. In October 1996, the employment agreements between the Company and each of Charles Betlach, Cheryl Gentile, Jesus Miranda and Joseph Gentile were amended to provide for an additional employment term of three years and provide for increased base salaries of $150,000, $135,000, $135,000 and $150,000, respectively, for 1997 from $110,000, $97,000, $97,000 and
$110,000, respectively, for 1996. Pursuant to the terms of their respective employment agreements, each of the officers listed above may receive a bonus at the discretion of the Board, and such individuals may receive options granted under the Company's stock option plans. Pursuant to the terms of her employment agreement, Ms. Gentile is entitled to royalty payments equal to
(A) 1% of the net sales of (i) the Company's proprietary buspirone patch,
(ii) a generic estradiol patch and (iii) an estrogen/progestin combination patch, and (B) one-half of 1% of the net sales of five additional products to be developed by Ms. Gentile as specified by the Company and approved by her. Pursuant to the terms of his employment agreement, Mr. Miranda is entitled to royalty payments equal to (A) 1% of the net sales of (i) the Company's generic nicotine patch and (ii) a nitroglycerin patch, and (B) three-quarters of 1% of net sales of the Company's proprietary mecamylamine and nicotine combination patch, and (C) one-half of 1% of the net sales of five additional products to be developed by Mr. Miranda as specified by the Company and approved by him. Royalty payments under each of Ms. Gentile's and Mr. Miranda's employment agreements are payable for a period of five years from the date of the first commercial sale of a particular product in the United States or another major international market. In instances of bulk sales and certain upfront license fees paid to the Company, the royalty percentage payable to Ms. Gentile or Mr. Miranda, as the case may be, may be higher. Each of the Company's agreements with Messrs. Watson and Hardy provide that, during the term of the agreement and for two years thereafter, the employee shall not engage in or have any interest in any business that competes with the Company, in any state in which the Company conducts business, with respect to products which were in formulation development or clinical trial on November 10, 1995. The foregoing non-competition obligations do not apply in the event that the employee is terminated without "cause," as defined in each agreement. Each of the Company's agreements with Dr. Betlach, Ms. Gentile and Mr. Miranda provides that, during the term of employment and for two years thereafter, the employee shall not develop or assist in the development of any products competitive with any product under development by the Company at the date of the termination of employment.

STOCK OPTION PLANS

   In May 1993, the Company adopted the 1993 Plan, under which 1,224,083 shares of Common Stock are reserved for issuance upon exercise of options. The Company's Stock Option Committee administers and interprets the 1993 Plan and is authorized to grant options thereunder to all eligible employees of the Company, including executive officers and directors (whether or not employees) of the Company, as well as consultants and independent contractors. Under the 1993 Plan the Stock Option Committee may grant both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options. The 1993 Plan will terminate on May 4, 2003, unless sooner terminated by the Board of Directors. As of September 30, 1996, the Company had outstanding under the 1993 Plan options to purchase an aggregate of 1,176,029 shares (of which 909,757 were exercisable as of September 30, 1996). The exercise price of all options granted under the 1993 Plan was at least equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. As of September 30, 1996, 34,164 options granted under the 1993 Plan had been exercised. As of September 30, 1996, there were 13,890 shares of Common Stock available for future grants under the 1993 Plan.

   In September 1995, the Company adopted the 1995 Plan, under which 500,000 shares of Common Stock are reserved for issuance upon exercise of options. The Company's Stock Option Committee administers and interprets the 1995 Plan and is authorized to grant options thereunder to all eligible employees of the Company, including executive officers and directors (whether or not employees) of the Company, as well as consultants and independent contractors. The 1995 Plan provides for the granting of both incentive stock options and nonqualified stock options. Incentive stock options may only be granted, however, to employees. Options can be granted under the 1995 Plan on such terms and at such prices as determined by the Company's Stock Option Committee, except that the per share exercise price of options granted under the 1995 Plan will not be less than the fair market value of the Common Stock on the date of grant, and, in the case of an incentive stock option granted to any 10% shareholder, the per share exercise price will not be less than 110% of such fair market value as defined in the 1995 Plan.

   Options granted under the 1995 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market of the shares to which the options relate, which are exercisable for the first time by any individual during any calendar year, exceeds $100,000.

   Options granted under the 1995 Plan will be exercisable after the period or periods specified in the option agreement. Options granted under the 1995 Plan are not exercisable after the expiration of ten years from the date of grant (five years in the case of a 10% shareholder) and are not transferable other than by will or by the laws of descent and distribution. Adjustments in the number of shares subject to options granted under the 1995 Plan can be made by the Stock Option Committee in the event of a stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares. Under the 1995 Plan, options become immediately exercisable in the event of a change in control or approval by shareholders of the Company of a merger, reorganization, liquidation, dissolution or disposition of all or substantially all of the assets of the Company.

   As of September 30, 1996, the Company had outstanding options to purchase an aggregate of 289,500 shares under the 1995 Plan and 210,500 shares of Common Stock were available under the 1995 Plan. At such date options to purchase 31,666 shares of Common Stock were exercisable under the 1995 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Marc M. Watson, the Chairman of the Board of the Company, and Reginald L. Hardy, the President of the Company, participated in deliberations of the Company's Board of Directors concerning executive officer compensation during 1995. Since November 1995 the compensation of the Company's executive officers has been determined by the Compensation Committee of the Board of Directors.

                      PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth certain information concerning the beneficial ownership of the Common Stock on October 18, 1996 and as adjusted to give effect to this offering by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the executive officers and directors of the Company, (iii) all executive officers and directors of the Company as a group and (iv) each Selling Shareholder. All holders listed below have sole voting power and investment power over the shares beneficially owned by them, except to the extent such power may be shared with such person's spouse.

                                               SHARES BENEFICIALLY
                                                   OWNED PRIOR
                                                  OF OFFERING(2)
   DIRECTORS, EXECUTIVE OFFICERS AND          -----------------------      NUMBER OF
      FIVE PERCENT SHAREHOLDERS(1)            NUMBER          PERCENT    SHARES OFFERED(4)
   ---------------------------------         -------          -------    -----------------
Reginald L. Hardy .....................      1,189,092(5)     12.8%         100,000
Charles J. Betlach, Ph.D. .............      1,009,629(6)     10.9          100,000
Marco Possati .........................        668,886(7)      7.2          100,000
Roy S. Walzer .........................        647,451(8)      7.0           25,000
Marc M. Watson ........................        604,328(9)      6.4           60,000
Cheryl M. Gentile .....................        453,642(10)     4.8           25,000
Joseph A. Gentile .....................        453,642 (11)    4.8           25,000
Jesus Miranda .........................        302,776 (12)    3.2           50,000
Hubert E. Huckel, M.D. ................         79,565 (13)     *                --
Executive officers and directors             4,955,369(14)    49.2          485,000
as a group (9 persons) ................
       OTHER SELLING SHAREHOLDERS
Alexandra Brooke Balogh Trust .........        436,097         4.7          100,000
Pharmaceutical Resources, Inc.  .......        373,887         3.8          272,337
One & Company .........................         20,496          *             1,000
Raymond James & Associates, Inc.  .....         11,167(15)      *            11,167
Miles & Jamie Gilman ..................         10,000          *            10,000
Nanette Scofield ......................          4,166          *             4,166
Nicholas Pontikes .....................          4,166          *             4,166
Elizabeth Scofield ....................          3,000          *             3,000
Harvey Barsha .........................          1,666          *             1,666
Robert C. Waggoner ....................          1,666          *             1,666
Jay Blau ..............................          1,250          *             1,250
Frederick F. Case, Profit Sharing Plan           1,250          *             1,250
Arthur Edwards, Profit Sharing Plan  ..          1,250          *             1,250
Richard D. Kuhn .......................            833          *               833
Debra Pinto ...........................            833          *               833
Georgia Veru ..........................            416          *               416

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                              SHARES TO BE
                                             BENEFICIALLY OWNED
                                            AFTER OFFERING(3)
   DIRECTORS, EXECUTIVE OFFICERS AND        -------------------
      FIVE PERCENT SHAREHOLDERS(1)          NUMBER       PERCENT
   ----------------------------------       ------       -------
Reginald L. Hardy                          1,089,092      10.3%
Charles J. Betlach, PH.D.                    909,629       8.6
Marco Possati .........................      568,886       5.4
Roy S. Walzer .........................      622,451       5.9
Marc M. Watson ........................      544,328       5.1
Cheryl M. Gentile .....................      403,642       3.8
Joseph A. Gentile .....................      403,642       3.8
Jesus Miranda .........................      252,776       2.3
Hubert E. Huckel, M.D. ................       79,565        *
Executive officers and directors
as a group (9 persons) ................    4,470,369      39.5
       OTHER SELLING SHAREHOLDERS
Alexandra Brooke Balogh Trust .........      336,097        *
Pharmaceutical Resources, Inc.  .......      101,550        *
One & Company .........................       19,496        *
Raymond James & Associates, Inc.  .....           --      --
Miles & Jamie Gilman ..................           --      --
Nanette Scofield ......................           --      --
Nicholas Pontikes .....................           --      --
Elizabeth Scofield ....................           --      --
Harvey Barsha .........................           --      --
Robert C. Waggoner ....................           --      --
Jay Blau ..............................           --      --
Frederick F. Case, Profit Sharing Plan            --      --
Arthur Edwards, Profit Sharing Plan  ..           --      --
Richard D. Kuhn .......................           --      --
Debra Pinto ...........................           --      --
Georgia Veru ..........................           --      --

-----------------------------------------------------------------------------

  *  Less than one percent.

 (1) The address of each of the Company's executive officers and directors listed below is Sano Corporation, 3250 Commerce Parkway, Miramar, Florida 33025.

 (2) For purposes of this table, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this table.

 (3) Assumes that the Underwriters' over-allotment option is not exercised.

 (4) Excludes 50,000, 50,000, 20,000, 25,000, 25,000, 30,000, 20,950, and
     101,550 shares to be sold by each of Messrs. Hardy, Betlach, Watson and Miranda, Ms. Gentile, Mr. Possati, The Alexandra Brooke Balogh Trust and PAR Pharmaceuticals, Inc., respectively, upon the exercise in full of the Underwriters' over-allotment option. If such over-allotment option is exercised in part, each of such Selling Shareholders will sell a proportionately decreased number of shares.

 (5) Includes 75,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table and 1,000,000 shares owned by the Hardy Family Limited Partnerships, which are controlled by Mr. Hardy.

 (6) Includes 33,333 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table and 900,000 shares owned by the Betlach Family Limited Partnership, which is controlled by Dr. Betlach. Does not include the ownership of 18,150 shares of Common Stock owned by Dr. Betlach's brother and daughter, neither of whom resides in his household.

 (7) Includes 5,000 shares of Common Stock issuable upon exercise of currently exercisable options.

 (8) Includes 13,333 shares of Common Stock, issuable upon exercise of options exercisable within 60 days of the date of this table and 616,452 shares of Common Stock owned by Litchfield Partners Ltd., which is controlled by Mr. Walzer. Also includes 1,000 shares of Common Stock owned by Mr. Walzer's minor son.

 (9) Includes 38,172 shares of Common Stock currently owned and 416 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table by Sharon Watson, Mr. Watson's wife, and 183,333 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table held by Mr. Watson. Does not include shares of Common Stock owned by Mr. Watson's two adult children, neither of whom resides in his household.

(10) Includes 81,944 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table, 255,032 shares of Common Stock jointly owned with her husband, Joseph Gentile, and 116,666 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table held by Mr. Gentile.

(11) Includes 116,666 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table, 255,032 shares of Common Stock jointly owned with his wife, Cheryl Gentile, and 81,944 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table held by Ms. Gentile.

(12) Consists of 302,776 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table., including 50,000 shares of Common Stock that will be issued upon the exercise of an option at the closing of this offering

(13) Includes 17,499 shares of Common Stock issuable upon exercise of options exercisable within 60 days of the date of this table.

(14) See footnotes (5) through (13).

(15) Represents shares that will be issued upon exercise of certain warrants at the close of this offering.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $0.01 par value. As of September 30, 1996, there were 9,241,096 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. As of September 30, 1996, there were 154 holders of record of the Company's capital stock.

COMMON STOCK

   The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

PREFERRED STOCK

   The Board of Directors has the authority without further action by the stockholders to issue up to 5,000,000 shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in and the designation of, any such series, to determine or alter the rights, preferences, privileges and restrictions thereof without further action by the stockholders. The Board of Directors of the Company has not designated any series of Preferred Stock. Satisfaction of any dividend preferences of outstanding Preferred Stock, if any, would reduce the amount of funds available for the payment of dividends on Common Stock. Also, the holders of Preferred Stock, if any, would normally be entitled to receive a preference payment in the event of any liquidation or other dissolution or winding up of the Company before any payment is made to the holders of Common Stock. In addition, any outstanding shares of Preferred Stock having conversion rights would potentially increase the number of shares of Common Stock outstanding.

WARRANTS

   In connection with a private offering of its securities prior to its initial public offering, the Company issued warrants to acquire 11,167 shares of Common Stock at an exercise price of $7.92 per share to the placement agent in such offering. The warrants may be exercised at any time prior to May 2000.

REGISTRATION RIGHTS

   Prior to its initial public offering, the Company entered into agreements with the holders of substantially all of the then outstanding shares of Preferred Stock. Upon the completion of the Company's initial public offering, all outstanding shares of Preferred Stock were converted to Common Stock. The holders of 2,797,241 shares of such Common Stock have the right, subject to certain limitations, to require that the Company prepare a registration statement registering under the Securities Act the Common Stock issued as a result of the conversion of their Preferred Stock to Common Stock at the time of the initial public offering (the "Registrable Securities") (such right is defined as a "Demand Right") and the holders of 2,068,045 shares of such Common Stock have the right, subject to certain limitations, to include their Registrable Securities among those securities registered as part of an offering initiated by the Company (such right is defined as a "Piggyback Right"). In particular, the holders of Common Stock issued upon the conversion of the Series A, B and C Preferred Stock may exercise their Demand Right upon the written request of the holders of 15 percent or more of the Registrable Securities (a "Minimum Request") and may exercise their Piggyback Rights individually at any time. The holder of 525,000 shares of Common Stock issued upon the conversion of the Series D Preferred

Stock is entitled to Piggyback Rights which may be exercised until May 1998. Holders of 729,166 shares of Common Stock issued upon conversion of the Series E Preferred Stock are entitled to Demand Rights which may be exercised until May 1997.

CERTAIN FLORIDA LEGISLATION

   The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and the Company's Articles of Incorporation also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, Florida law and the Company's Articles of Incorporation presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. The Company may also indemnify any person who was or is a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of such corporation (or is or was serving at the request of such corporation in such a position for another entity) against liability for acts which he believed to be in the best interests of such corporation and, with respect to criminal proceedings, had no reasonable cause to believe his conduct was unlawful.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

   The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

   The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Based on shares outstanding at September 30, 1996, and assuming no exercise of options and warrants outstanding at that date, the Company will have 10,491,096 shares of Common Stock outstanding upon the closing of this offering. In addition, 61,167 shares of Common Stock will be issued at the closing of this offering upon the exercise of options and warrants by certain Selling Shareholders. An additional 1,250 shares of Common Stock have been issued upon exercise of options since September 30, 1996. Of the foregoing 10,553,513 shares, 5,174,164 shares (including all of the 2,150,000 shares sold in this offering) will be available for immediate sale in the public market, unless acquired by an "affiliate" of the Company, as defined under Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 5,379,349 shares outstanding upon completion of this offering will be "restricted securities" as defined in Rule 144 ("restricted shares"). Approximately 682,588 of the restricted shares will be available for sale in the public market pursuant to Rule 144(k) upon the completion of this offering. Upon the expiration of the lock-up agreements described below, approximately 4,696,761 additional restricted shares will become eligible for sale in the public market, subject, in certain cases, to the restrictions of Rule 144.

   In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted securities from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 105,000 shares immediately after this offering) or the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information relating to the Company. If three years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof has not been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information or notice requirements.

   All directors and executive officers of the Company and certain other holders of restricted shares, holding in the aggregate 4,172,212 shares of Common Stock, have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of the Common Stock or securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, shares of Common Stock for a period of 180 days following the date of this Prospectus, without the prior written consent of Volpe, Welty & Company.

   An aggregate of 1,724,083 shares of Common Stock issued or issuable upon the exercise of options granted or to be granted under the Company's stock option plans are also eligible for sale to the public pursuant to a Registration Statement on Form S-8 filed by the Company.

   The holders of an aggregate of 2,502,962 shares of Common Stock are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

   The Company is unable to predict the effect that sales of Common Stock made under Rule 144 or pursuant to the Company's Registration Statement on Form S-8 or any future registration statement may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could materially adversely affect the market price of the Common Stock as well as the Company's ability to raise additional capital through the sale of its equity securities.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Volpe, Welty & Company, Dillon, Read & Co. Inc. and Wheat, First Securities, Inc. (together, the "Representatives") are acting as representatives, has agreed severally to purchase from the Company and the Selling Shareholders the respective number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                        NUMBER
  UNDERWRITER                          OF SHARES
  -----------                       --------------
Volpe, Welty & Company ...........
Dillon, Read & Co. Inc. ..........
Wheat, First Securities, Inc.  ...

                                    --------------
  Total ..........................     2,150,000
                                    ==============

   The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

   The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of not in
excess of $      per share, of which $       may be reallocated to other
dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction will change the amount of proceeds to be received by the Company and the Selling Shareholders as set forth on the cover page of this Prospectus.

   Certain Selling Shareholders have granted the Underwriters an option for 30 days after the date of this Prospectus to purchase, at the public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 322,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 2,150,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 2,150,000 shares of Common Stock offered hereby.

   The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   The Company, each of its directors and executive officers and certain holders of the Company's outstanding securities have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for, or for any rights to purchase or acquire, shares of Common Stock for a period of 180 days following the date of this Prospectus, without the prior written consent of Volpe, Welty & Company, except for the grant or exercise of options pursuant to the Company's stock option plans. Volpe, Welty & Company, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action.

   In general, the rules of the Commission will prohibit the Underwriters from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters, selling group members (if any) or their respective affiliates may engage in passive market making in the Company's Common Stock during the cooling off period.

   The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which the Underwriters have discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

   The Company and the Selling Shareholders have agreed to indemnify the Underwriters and their controlling persons against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

                                LEGAL MATTERS

   The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Certain legal matters relating to the offering will be passed upon for the Underwriters by Foley, Hoag & Eliot LLP. Marc M. Watson, Chairman of the Board of the Company, is of counsel to Greenberg, Traurig and beneficially owns 604,328 shares of Common Stock. See "Principal and Selling Shareholders."

                                   EXPERTS

   The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            AVAILABLE INFORMATION

   The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World

Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Copies of each document may also be obtained through the Commission's Internet address at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company (Nasdaq National Market symbol: SANO) can be inspected and copied at the offices of Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C., 20006.

   The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

                               SANO CORPORATION
                        INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                              ---------
Report of Independent Certified Public Accountants  .........    F-2

Balance Sheets as of December 31, 1994 and 1995 and
 September 30, 1996 (unaudited) .............................    F-3

Statements of Operations for the years ended
 December 31, 1993, 1994 and 1995 and for the
 nine months ended September 30, 1995 and 1996 (unaudited)  .    F-4

Statements of Stockholders' Equity for the years ended
 December 31, 1993, 1994 and 1995 and for the
 nine months ended September 30, 1996 (unaudited)  ..........    F-5

Statements of Cash Flows for the years ended
 December 31, 1993, 1994 and 1995 and for the
 nine months ended September 30, 1995 and 1996 (unaudited)  .    F-6

Notes to Financial Statements ...............................    F-8

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of Sano Corporation:

   We have audited the accompanying balance sheets of Sano Corporation (a Florida corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sano Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Miami, Florida,
 January 31, 1996.

                               SANO CORPORATION
                                BALANCE SHEETS

                                                                   DECEMBER 31,
                                                         -------------------------------
                                                                                            SEPTEMBER 30,
                                                              1994             1995              1996
                                                         -------------- ---------------  ----------------
                                                                                             (UNAUDITED)
                         ASSETS
Current assets:
 Cash and cash equivalents ............................    $ 2,585,918     $  5,517,061      $  3,647,737
 Marketable securities ................................             --       22,782,221        25,388,685
 Other current assets .................................        278,917          320,401           413,820
                                                         -------------- ---------------  ----------------
  Total current assets ................................      2,864,835       28,619,683        29,450,242
                                                         -------------- ---------------  ----------------
Property, plant and equipment, net ....................      2,074,602        5,304,167         9,815,633
                                                         -------------- ---------------  ----------------
Other assets:
 Patents, net .........................................        127,677          236,815           313,327
 Deposits and other ...................................        122,131          463,838           884,718
                                                         -------------- ---------------  ----------------
  Total other assets ..................................        249,808          700,653         1,198,045
                                                         -------------- ---------------  ----------------
  Total assets ........................................    $ 5,189,245     $ 34,624,503      $ 40,463,920
                                                         ==============  ===============   ================
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Note payable .........................................    $    25,667     $    213,816      $    508,760
 Current obligation under capitalized leases  .........             --           33,429            37,268
 Accounts payable .....................................        314,562          696,015           732,719
 Accrued expenses .....................................        568,764          647,871         1,695,181
                                                         -------------- ---------------  ----------------
  Total current liabilities ...........................        908,993        1,591,131         2,973,928
                                                         -------------- ---------------  ----------------
Long-term liabilities:
 Deferred revenue .....................................             --        1,451,655         3,318,509
 Capitalized lease obligations, net of current portion              --           48,990            21,453
 Note payable .........................................        776,377          473,024                --
                                                         -------------- ---------------  ----------------
  Total long-term liabilities .........................        776,377        1,973,669         3,339,962
                                                         -------------- ---------------  ----------------
Commitments and contingencies
  (Notes 1 and 7)
  Redeemable preferred stock, 5,400,000 shares
   authorized (Note 9)  ...............................      8,959,996               --               --
                                                         -------------- ---------------  ----------------
Stockholders' equity:
 Preferred stock, $0.01 par value, 5,000,000
   authorized, none issued or outstanding .............             --              --               --
 Common stock, $0.01 par value, 25,000,000 shares
   authorized, 2,419,780 and 9,206,932 issued and
   outstanding at December 31, 1994 and 1995,
   respectively, and 9,241,096 (unaudited) at
   September 30, 1996 .................................         24,198           92,069            92,411
 Additional paid-in capital ...........................        294,024       45,354,225        45,393,268
 Notes receivable from stockholders ...................        (13,000)              --               --
 Accumulated deficit ..................................     (5,761,343)     (14,386,591)      (11,335,649)
                                                         -------------- ---------------  ----------------
  Total stockholders' equity ..........................     (5,456,121)      31,059,703        34,150,030
                                                         -------------- ---------------  ----------------
  Total liabilities and stockholders' equity  .........    $ 5,189,245     $ 34,624,503      $ 40,463,920
                                                         ==============  ===============   ================

  The accompanying notes to financial statements are an integral part of these statements.

                               SANO CORPORATION
                           STATEMENTS OF OPERATIONS

                                                      YEARS ENDED
                                                      DECEMBER 31,
                                   -------------------------------------------------
                                         1993             1994             1995
                                   --------------- ---------------  ---------------

Revenues ........................    $        --     $        --      $        --
                                   --------------- ---------------  ---------------
Operating expenses:
 Research and development  ......      1,128,585        2,680,294         8,429,671
 General and administrative  ....        162,947          789,894           910,552
                                   --------------- ---------------  ---------------
  Total operating expenses  .....      1,291,532        3,470,188         9,340,223
                                   --------------- ---------------  ---------------
Other income (expense):
 Product development fees  ......             --          228,025                --
 Interest income ................          6,588           28,109           335,480
 Interest and other expense  ....             --          (51,323)         (126,515)
                                   --------------- ---------------  ---------------
  Total other income (expense)  .          6,588          204,811           208,965
                                   --------------- ---------------  ---------------
  Net income (loss) .............     (1,284,944)      (3,265,377)       (9,131,258)
Dividends on redeemable
  preferred stock ...............       (120,224)        (335,950)               --
                                   --------------- ---------------  ---------------
   Net income (loss)
    attributable to common
    stockholders ................    $(1,405,168)     $(3,601,327)      $(9,131,258)
                                   ===============  ===============   ===============
Net income (loss) per common
  share (Note 2):
   Primary ......................    $     (0.31)     $     (0.71)      $     (1.43)
                                   ===============  ===============   ===============
 Fully diluted ..................    $     (0.31)     $     (0.71)      $     (1.43)
                                   ===============  ===============   ===============
Weighted average shares
  outstanding:
   Primary ......................      4,478,000        5,054,000         6,374,000
                                   ===============  ===============   ===============
 Fully diluted ..................      4,478,000        5,054,000         6,374,000
                                   ===============  ===============   ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,
                                   -------------------------------
                                         1995            1996
                                   --------------- --------------
                                             (UNAUDITED)
Revenues ........................    $        --      $15,000,000
                                   --------------- --------------
Operating expenses:
 Research and development  ......      6,418,723       10,161,958
 General and administrative  ....        603,729        2,693,919
                                   --------------- --------------
  Total operating expenses  .....      7,022,452       12,855,877
                                   --------------- --------------
Other income (expense):
 Product development fees  ......             --              --
 Interest income ................         88,418          975,287
 Interest and other expense  ....        (72,326)         (68,468)
                                   --------------- --------------
  Total other income (expense)  .         16,092          906,819
                                   --------------- --------------
  Net income (loss) .............     (7,006,360)       3,050,942
Dividends on redeemable
  preferred stock ...............       (658,973)              --
                                   --------------- --------------
   Net income (loss)
    attributable to common
    stockholders ................    $(7,665,333)     $ 3,050,942
                                   ===============  ==============
Net income (loss) per common
  share (Note 2):
   Primary ......................    $     (1.24)     $      0.30
                                   ===============  ==============
 Fully diluted ..................    $     (1.24)     $      0.29
                                   ===============  ==============
Weighted average shares
  outstanding:
   Primary ......................      6,175,000       10,329,000
                                   ===============  ==============
 Fully diluted ..................      6,175,000       10,402,000
                                   ===============  ==============

The accompanying notes to financial statements are an integral part of these statements.

                               SANO CORPORATION
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                   AND NINE MONTHS ENDED SEPTEMBER 30, 1996

                                             COMMON STOCK
                                      --------------------------
                                                                      ADDITIONAL
                                         SHARES       PAR VALUE    PAID-IN CAPITAL
                                      ------------ ------------  ----------------
Balance, January 1, 1993 ...........    2,307,113      $23,071       $    19,867
Issuance of common stock ...........      112,667        1,127              (789)
Accrued interest on
  preferred stock ..................           --          --               --
Net loss ...........................           --          --               --
                                      ------------ ------------  ----------------
Balance, December 31, 1993 .........    2,419,780       24,198            19,078
                                      ------------ ------------  ----------------
Accrued interest on
  preferred stock ..................           --          --               --
Addition to capital resulting from
  discounting of note payable to
  preferred stockholder ............           --          --            274,946
 Net loss ..........................           --          --               --
                                      ------------ ------------  ----------------
Balance, December 31, 1994 .........    2,419,780       24,198           294,024
                                      ------------ ------------  ----------------
Reversal of all accrued interest
  for conversion of preferred stock
  to common stock ..................           --          --               --
Addition to capital resulting from
  discounting of note payable to
  stockholder ......................           --          --            180,706
Collection of notes receivable from
  stockholders .....................           --          --               --
Reversal of unamortized interest
  due to prepayment of discounted
  note payable to preferred
  stockholder ......................           --          --           (230,185)
Conversion of Series A Convertible
  Preferred Stock ..................      888,887        8,889           391,111
Conversion of Series B Convertible
  Preferred Stock ..................      820,736        8,207           545,790
Conversion of Series C Convertible
  Preferred Stock ..................      358,423        3,584         1,496,405
Conversion of Series D Convertible
  Preferred Stock ..................    1,000,000       10,000         5,990,000
Conversion of Series E Convertible
  Preferred Stock ..................      729,167        7,291         5,089,220
Net proceeds from initial
  public offering ..................    2,990,000       29,900        31,597,861
Fractional shares ..................          (61)          --              (707)
Net loss ...........................           --           --                --
                                      ------------ ------------  ----------------
Balance, December 31, 1995 .........    9,206,932       92,069        45,354,225
                                      ------------ ------------  ----------------
Exercise of stock options
  (unaudited) ......................       34,164          342            39,043
Net income (unaudited) .............           --           --                --
                                      ------------ ------------  ----------------
Balance, September 30, 1996
  (unaudited) ......................    9,241,096      $92,411       $45,393,268
                                      ============  ============   ================

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           NOTES
                                         RECEIVABLE                            TOTAL
                                            FROM          ACCUMULATED      STOCKHOLDERS'
                                        STOCKHOLDERS        DEFICIT            EQUITY
                                      --------------- ----------------  ----------------
Balance, January 1, 1993 ...........      $(13,000)       $ (754,848)      $  (724,910)
Issuance of common stock ...........            --                --               338
Accrued interest on
  preferred stock ..................            --          (120,224)         (120,224)
Net loss ...........................            --        (1,284,944)       (1,284,944)
                                      --------------- ----------------  ----------------
Balance, December 31, 1993 .........       (13,000)       (2,160,016)       (2,129,740)
                                      --------------- ----------------  ----------------
Accrued interest on
  preferred stock ..................            --          (335,950)         (335,950)
Addition to capital resulting from
  discounting of note payable to
  preferred stockholder ............            --                --           274,946
 Net loss ..........................            --        (3,265,377)       (3,265,377)
                                      --------------- ----------------  ----------------
Balance, December 31, 1994 .........       (13,000)       (5,761,343)       (5,456,121)
                                      --------------- ----------------  ----------------

                                F-5

                                           NOTES
                                         RECEIVABLE                            TOTAL
                                            FROM          ACCUMULATED      STOCKHOLDERS'
                                        STOCKHOLDERS        DEFICIT            EQUITY
                                      --------------- ----------------  ----------------
Reversal of all accrued interest
  for conversion of preferred stock
  to common stock ..................           --            506,010          506,010
Addition to capital resulting from
  discounting of note payable to
  stockholder ......................           --                 --          180,706
Collection of notes receivable from
  stockholders .....................       13,000                 --           13,000
Reversal of unamortized interest
  due to prepayment of discounted
  note payable to preferred
  stockholder ......................           --                 --         (230,185)
Conversion of Series A Convertible
  Preferred Stock ..................           --                 --          400,000
Conversion of Series B Convertible
  Preferred Stock ..................           --                 --          553,997
Conversion of Series C Convertible
  Preferred Stock ..................           --                 --        1,499,989
Conversion of Series D Convertible
  Preferred Stock ..................           --                 --        6,000,000
Conversion of Series E Convertible
  Preferred Stock ..................           --                 --        5,096,511
Net proceeds from initial
  public offering ..................           --                 --       31,627,761
Fractional shares ..................           --                 --             (707)
Net loss ...........................           --         (9,131,258)      (9,131,258)
                                      --------------- ----------------  ----------------
Balance, December 31, 1995 .........           --        (14,386,591)      31,059,703
                                      --------------- ----------------  ----------------
Exercise of stock options
  (unaudited) ......................           --                 --           39,385
Net income (unaudited) .............           --          3,050,942        3,050,942
                                      --------------- ----------------  ----------------
Balance, September 30, 1996
  (unaudited) ......................      $    --       $(11,335,649)     $34,150,030
                                      ===============  ================   ================

The accompanying notes to financial statements are an integral part of these statements.

                               SANO CORPORATION
                           STATEMENTS OF CASH FLOWS

                                                                            YEARS ENDED
                                                                            DECEMBER 31,
                                                         -------------------------------------------------
                                                               1993             1994             1995
                                                         --------------- ---------------  ---------------

Cash flows from operating activities:
   Net income (loss) ..................................    $(1,284,944)     $(3,265,377)     $ (9,131,258)
 Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Depreciation and amortization ....................         21,715          153,842           433,234
  Interest accrued on notes payable ...................             --           51,323           103,343
  Loss on sale of equipment ...........................             --               --                --
  Accretion of discount on marketable securities  .....             --               --          (163,248)
  Changes in operating assets and liabilities:
       Increase in other current assets ...............           (910)        (119,534)         (198,047)
   (Increase) decrease in deposits and other  .........             --         (120,697)         (341,707)
   Increase in accounts payable and accrued expenses  .        257,588          586,044           460,560
                                                         --------------- ---------------  ---------------
    Net cash provided by (used in)
      operating activities ............................     (1,006,551)      (2,714,399)       (8,837,123)
                                                         --------------- ---------------  ---------------
Cash flows from investing activities:
   Capital expenditures ...............................       (431,139)      (1,771,578)       (3,559,479)
 Sale of equipment ....................................             --               --                --
 Sales and maturities of marketable securities  .......             --               --                --
 Purchases of marketable securities ...................             --               --       (22,618,973)
 Expenditures for patents .............................        (27,323)         (64,676)         (117,062)
                                                         --------------- ---------------  ---------------
    Net cash used in investing activities .............       (458,462)      (1,836,254)      (26,295,514)
                                                         --------------- ---------------  ---------------
Cash flows from financing activities:
   Fractional shares ..................................             --               --              (707)
 Repayment of notes payable ...........................             --               --        (1,715,973)
 Advances from distributor ............................             --               --         1,451,655
 Proceeds from exercise of stock options ..............             --               --                --
 Collection of notes receivable from stockholders  ....             --               --            13,000
 Proceeds from notes payable ..........................             --        1,025,667         1,434,970
 Proceeds from issuance of common stock,
   net of expenses ....................................            338               --        31,627,761
 Proceeds from issuance of Series B Convertible
   Preferred Stock ....................................        203,998               --                --
 Proceeds from issuance of Series C Convertible
   Preferred Stock ....................................      1,499,989               --                --
 Proceeds from issuance of Series D Convertible
   Preferred Stock ....................................             --        5,843,437           156,563
 Proceeds from issuance of Series E Convertible
   Preferred Stock ....................................             --               --         5,096,511
                                                         --------------- ---------------  ---------------
    Net cash provided by financing activities  ........      1,704,325        6,869,104        38,063,780
                                                         --------------- ---------------  ---------------
    Net increase (decrease) in cash and
      cash equivalents ................................        239,312        2,318,451         2,931,143
Cash and cash equivalents, beginning of period  .......         28,155          267,467         2,585,918
                                                         --------------- ---------------  ---------------
Cash and cash equivalents, end of period ..............    $   267,467      $ 2,585,918      $  5,517,061
                                                         ===============  ===============   ===============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                         --------------------------------
                                                               1995             1996
                                                         --------------- ---------------
                                                                    (UNAUDITED)
Cash flows from operating activities:
   Net income (loss) ..................................    $(7,006,360)     $  3,050,942
 Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
     Depreciation and amortization ....................        307,103           518,082
  Interest accrued on notes payable ...................         68,375            51,617
  Loss on sale of equipment ...........................             --            16,640
  Accretion of discount on marketable securities  .....             --          (246,106)
  Changes in operating assets and liabilities:
       Increase in other current assets ...............        (93,574)          (93,419)
   (Increase) decrease in deposits and other  .........         34,860          (420,880)
   Increase in accounts payable and accrued expenses  .      1,629,760         1,084,014
                                                         --------------- ---------------
    Net cash provided by (used in)
      operating activities ............................     (5,059,836)        3,960,890
                                                         --------------- ---------------
Cash flows from investing activities:
   Capital expenditures ...............................     (3,006,144)       (5,006,517)
 Sale of equipment ....................................             --             2,200
 Sales and maturities of marketable securities  .......             --        20,022,819
 Purchases of marketable securities ...................             --       (22,383,177)
 Expenditures for patents .............................       (106,193)         (118,383)
                                                         --------------- ---------------

                                F-6

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                         --------------------------------
                                                               1995             1996
                                                         --------------- ---------------
                                                                    (UNAUDITED)

    Net cash used in investing activities .............     (3,112,337)      (7,483,058)
                                                         --------------- ---------------
Cash flows from financing activities:
   Fractional shares ..................................             --              --
 Repayment of notes payable ...........................             --        (426,802)
 Advances from distributor ............................        432,725       1,866,854
 Proceeds from exercise of stock options ..............             --          39,385
 Collection of notes receivable from stockholders  ....         13,000              --
 Proceeds from notes payable ..........................      1,185,758         173,407
 Proceeds from issuance of common stock,
   net of expenses ....................................             --              --
 Proceeds from issuance of Series B Convertible
   Preferred Stock ....................................             --              --
 Proceeds from issuance of Series C Convertible
   Preferred Stock ....................................             --              --
 Proceeds from issuance of Series D Convertible
   Preferred Stock ....................................             --              --
 Proceeds from issuance of Series E Convertible
   Preferred Stock ....................................      5,096,511              --
                                                         --------------- ---------------
    Net cash provided by financing activities  ........      6,727,994       1,652,844
                                                         --------------- ---------------
    Net increase (decrease) in cash and
      cash equivalents ................................     (1,444,179)     (1,869,324)
Cash and cash equivalents, beginning of period  .......      2,585,918       5,517,061
                                                         --------------- ---------------
Cash and cash equivalents, end of period ..............    $ 1,141,739     $ 3,647,737
                                                         ===============  ===============

                                 (Continued)

                               SANO CORPORATION
                    STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                             YEARS ENDED
                                                            DECEMBER 31,
                                                ------------------------------------
                                                    1993         1994         1995
                                                ----------- -----------  ----------

Supplemental disclosure of non-cash
  activities:
   Accrued interest on redeemable
    preferred stock  .........................    $120,224    $335,950      $    --
                                                ===========  ===========   ==========
 Capitalized leases ..........................    $     --    $     --      $95,396
                                                ===========  ===========   ==========
 Outstanding stock subscription ..............    $     --    $156,563      $    --
                                                ===========  ===========   ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,
                                                --------------------
                                                    1995       1996
                                                ----------- -------
                                                     (UNAUDITED)
Supplemental disclosure of non-cash
  activities:
   Accrued interest on redeemable
    preferred stock  .........................    $658,973     $--
                                                ===========  =======
 Capitalized leases ..........................    $ 53,016     $--
                                                ===========  =======
 Outstanding stock subscription ..............    $     --     $--
                                                ===========  =======

   In November 1995, in connection with the initial public offering, the Company effected a 5 for 6 reverse stock split of its common stock and all preferred stock was converted into 3,797,213 shares of common stock.

The accompanying notes to financial statements are an integral part of these statements.

                               SANO CORPORATION
                        NOTES TO FINANCIAL STATEMENTS

NOTE 1--GENERAL

   Sano Corporation (the "Company"), was incorporated in Florida in May 1991. The Company develops novel controlled release drug delivery systems for drug therapies licensed from others and for off-patent drugs. The Company also develops generic versions of branded controlled release products, generally where the advanced nature of the necessary technologies may limit competition from other manufacturers.

   Management of the Company anticipates incurring substantial losses in the near term. As of December 31, 1995, the Company had not marketed any products or generated revenues from operations since inception. Future revenues, if any, are expected to be generated from sales of products, license fees, research fees and payments from other entities under collaborative marketing and other agreements. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, that products under development can be manufactured at acceptable costs and with appropriate quality or that any products can be successfully marketed.

   In November 1995, the Company completed an initial public offering of its common stock to finance operations of the Company. The initial public offering closed with net proceeds to the Company of approximately
$31,628,000, including the exercise of the over-allotment option, net of underwriting discounts and commissions, expense allowances and registration costs.

   The Company continuously evaluates licensing and joint development opportunities and other transactions that may result in fees or revenues to the Company. The likelihood of the success of the Company must be considered in light of the uncertainty caused by problems, expenses, complications, and delays frequently encountered in connection with the development of new business ventures. These business risks include the possible need for additional capital, dependence on a limited number of key personnel, competition and the ability to successfully obtain required regulatory approvals and market its products and services.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) CASH AND CASH EQUIVALENTS

   The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. All amounts are interest bearing at December 31, 1995.

   (b) MARKETABLE SECURITIES

   Investments are classified as "Available for Sale" securities pursuant to Statement of Financial Accounting Standard (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly are recorded at market value. As of December 31, 1995 all securities consisted of short-term U.S. Government obligations for which cost approximated market value.

   (c) PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are recorded at cost. Routine maintenance, repairs and replacement costs are charged against current operations. Depreciation is provided on the straight-line method over

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

the estimated useful lives of the assets, which is seven years. Amortization of leasehold improvements is computed based on the shorter of the terms of the lease agreements or estimated useful lives. In addition, the Company's policy is to capitalize all costs incurred during the construction of a project and to begin depreciating the asset once the project is operational, over the estimated useful life.

   (d) PATENTS

   Patents consist of costs incurred in connection with the filing of certain patent applications. Such costs are amortized on a straight-line basis over the shorter of the product's useful life or the life of the patent (not to exceed 20 years). Amortization begins at the time the patent is issued to the Company.

   (e) RESEARCH AND DEVELOPMENT COSTS

   All research and development costs are expensed in the Company's statements of operations as incurred.

   (f) NET INCOME (LOSS) PER COMMON SHARE

   Net income (loss) per common share is determined by dividing the net income (loss) attributable to holders of the Company's common stock by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding after applying the treasury stock method and after giving effect to the reverse stock split effected in November 1995 and the conversion into Common Stock of all outstanding preferred stock in connection with the Company's initial public offering. For loss periods, common stock equivalents do not include the issuance of stock options and warrants because their effect would be anti-dilutive.

   (g) INCOME TAXES

   The Company follows SFAS No. 109, "Accounting for Income Taxes." This statement requires, among other things, recognition of future tax benefits or obligations measured at enacted rates attributable to temporary differences between the financial statement and income tax basis of assets and liabilities and to net operating loss carryforwards to the extent that the realization of said benefits is "more likely than not." The Company has set up a 100% valuation allowance on net operating loss carryforwards given the Company's limited operating history.

   (h) USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

   (i) INTERIM FINANCIAL DATA

   In the opinion of the management of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of September 30, 1996, and the results of operations for the nine months ended September 30, 1995 and 1996. The results of operations and cash flows for the nine months ended September 30, 1996 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1996 or any subsequent period.

   (j) FAIR VALUE OF FINANCIAL INSTRUMENTS

   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Cash, cash equivalents, marketable securities, other assets, patents, accounts payable, accrued expenses and debt are reflected in the financial statements at cost which approximates fair value.

NOTE 3--DEFERRED REVENUE

   In 1994, the Company entered into an agreement with a distribution company pursuant to which such distribution company agreed to pay certain product development fees in exchange for the right to distribute certain products in development by the Company. In 1994, fees under this agreement of $228,025, were classified as other income in the statement of operations. In May 1995, the agreement was modified whereby any monies received by the Company would be repaid out of future gross profits of certain products developed by the Company and distributed by the distribution company. Accordingly, the Company expensed as research and development expense, amounts previously received aggregating $228,025 and reported such amount and current year receipts as deferred revenue. At December 31, 1995, the distribution company held 513,888 shares of the Company's common stock, equivalent to an ownership's position in the Company of approximately 6%.

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment consists of the following:

                                           DECEMBER 31,
                                  -----------------------------
                                                                   SEPTEMBER 30,
                                       1994           1995              1996
                                  ------------- --------------  ----------------
                                                                    (UNAUDITED)
Leasehold improvements .........    $  411,663    $ 3,207,241       $ 3,285,182
Machinery and equipment ........       681,118      1,212,920         2,413,291
Furniture and equipment ........       133,950        406,484           614,097
Construction in progress  ......     1,027,981      1,082,942         4,579,672
                                  ------------- --------------  ----------------
                                     2,254,712      5,909,587        10,892,242
Less--accumulated depreciation        (180,110)      (605,420)       (1,076,609)
                                  ------------- --------------  ----------------
                                    $2,074,602     $5,304,167       $ 9,815,633
                                  =============  ==============   ================

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5--PATENTS

   Patents consists of the following:

                                         DECEMBER 31,
                                   ------------------------
                                                               SEPTEMBER 30,
                                       1994         1995            1996
                                   ----------- -----------  ----------------
                                                                (UNAUDITED)
Amortized currently .............    $     --     $162,961        $353,659
Not amortized currently .........     127,677       81,778           8,148
                                     --------     --------        --------
                                      127,677      244,739         361,807
Less--accumulated amortization  .          --       (7,924)        (48,480)
                                     --------     --------        --------
                                     $127,677     $236,815        $313,327
                                     ========     ========        ========

   Patent expense for the year ended December 31, 1995 and the nine months ended September 30, 1996 was $7,924 and $40,556 (unaudited), respectively.

NOTE 6--INCOME TAXES

   At December 31, 1995, the Company had tax net operating loss carryforwards and research and development ("R&D") credit carryforwards of approximately $12,124,000 and $590,000, respectively. These carryforwards expire at various dates through the year 2010. The following table is a summary of tax net operating loss carryforwards and R&D credit carryforwards and corresponding dates of expiration:

                                    R&D CREDIT
    NET OPERATING LOSSES           CARRYFORWARDS
--------------------------- -----------------------
 YEAR END        AMOUNT        YEAR END      AMOUNT
----------- -------------- -----------  ----------
    2006       $   165,000       2006       $  8,000
    2007           511,000       2007         30,000
    2008         1,183,000       2008         67,000
    2009         2,966,000       2009        163,000
    2010         7,299,000       2010        322,000
             --------------               ----------
               $12,124,000                  $590,000
             ==============                ==========

   At December 31, 1994 and 1995, deferred income taxes consisted of:

                                             DECEMBER 31,
                                    ------------------------------
                                         1994            1995
                                    -------------   --------------
Net operating loss carryforwards      $ 1,816,000     $ 4,562,000
R & D credit carryforwards  ......        268,000         590,000
Deferred revenue .................             --         546,000
Accrued expenses .................         81,000          91,000
                                                    --------------
 Deferred tax assets .............      2,165,000       5,789,000
Prepaid expenses .................        (13,000)        (13,000)
Depreciation .....................        (22,000)        (16,000)
                                                    --------------
 Deferred tax liabilities ........        (35,000)        (29,000)
Valuation allowance ..............     (2,130,000)     (5,760,000)
                                      ------------  --------------
Net deferred taxes ...............    $        --     $        --
                                      ============ ===============

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--COMMITMENTS

   (a) OPERATING LEASE COMMITMENTS

   The Company operates in one building under two leases. At December 31, 1995, these obligations extend through 2004, with yearly increases of 3.5% to the base rent, each with two five-year renewal options. The Company has also entered into operating leases for office equipment.

   At December 31, 1995, the future minimum annual commitments under non-cancelable operating lease agreements are as follows:

 YEAR                           AMOUNT
--------------------------- ------------
1996 ......................   $  441,242
1997 ......................      452,996
1998 ......................      456,966
1999 ......................      446,986
2000 ......................      350,279
Thereafter ................    1,369,678
                             ------------
Total minimum rentals due     $3,518,147
                             ============

   Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $30,000, $167,000 and $409,000, respectively. Rent expense for the nine months ended September 30, 1996 was approximately $329,000 (unaudited).

   (b) CAPITAL LEASES

   The future minimum payments under all capital lease agreements as of December 31, 1995 are as follows:

 YEAR                                                   AMOUNT
--------------------------------------------------- -----------
1996 ..............................................    $ 42,899
1997 ..............................................      34,217
1998 ..............................................      21,134
                                                     -----------
Total minimum lease payments ......................      98,250
Less--amount representing interest ................     (15,831)
                                                     -----------
Present value of minimum lease payments  ..........      82,419
Less--current obligation under capitalized leases       (33,429)
                                                     -----------
                                                       $ 48,990
                                                     ===========

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--COMMITMENTS--(CONTINUED)

   (c) EMPLOYMENT AGREEMENTS

   The Company has entered into 3 year employment agreements with certain of its principal officers and key employees. In addition to minimum salary levels, the agreements for two key employees call for royalty payments of 0.5% to 1.0% of net sales over five years for certain products commencing with the first commercial sales for such products. Furthermore, the employment agreements for two of its principal officers contain death benefit provisions which expire in November 1998. Each of these provisions requires the Company to pay one year's base salary to the officer's family in the event of death. No accrual has been made in the financial statements for the death benefits as occurrence is not probable during the lives of the contracts. The minimum annual commitment for future salaries at December 31, 1995 is as follows:

 YEAR        AMOUNT
-------- ------------
1996 ...   $  521,500
1997 ...      280,000
1998 ...      245,000
          ------------
           $1,046,500
          ============

   (d) CONSULTING AGREEMENTS

   The Company engages several consultants with expertise in clinical trials, medical research, pharmaceutical operations management, architecture and engineering.

   (e) RESEARCH AND DEVELOPMENT AGREEMENTS

   The Company has entered into agreements with respect to clinical trials with unrelated entities. The Company is primarily responsible for funding the clinical trials and such other entities primarily responsible for providing personnel, equipment and facilities to conduct clinical research activities. The aggregate commitment at December 31, 1995 for future payments under these arrangements was approximately $400,000 and is included in accrued expenses in the accompanying balance sheet.

   Expense recorded under these agreements was approximately $430,000, $825,000 and $3,423,000 during the years ended December 31, 1993, 1994 and 1995, respectively, and is included in research and development expense in the accompanying statements of operations. Expense recorded under these agreements was approximately $3,748,000 (unaudited) for the nine months ended September 30, 1996.

   (f) PURCHASE COMMITMENTS

   The Company entered into a purchase commitment in December 1995 for a capital expenditure in the amount of $575,000. Approximately 10% of the amount due was paid in December and is classified as deposits in the accompanying 1995 balance sheet.

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8--NOTES PAYABLE

     Notes payable consists of the following:

                                                            DECEMBER 31,
                                                        ----------------------
                                                         1994           1995
                                                        --------       --------
Note payable in monthly installments through
  June 1995 with interest at 9.75%..................    $ 25,667      $     --

Note payable in monthly installments through
  June 1996 with interest at 9.16%..................          --        56,261

Note payable in monthly installments through
  August 1996 with interest at 8.15                           --       130,218

Note payable in monthly installments through
  May 1996 with interest at 17%.....................          --        27,337
                                                         --------     --------
  Total short-term notes payable........................$25,667       $213,816
                                                        =======       ========
Long-term note payable to stockholder under
  distribution agreement................................$776,377      $473,024
                                                        ========      ========

   During 1994, the Company entered into an exclusive distribution agreement (the "Distribution Agreement") for certain transdermal generic products under development and rights of first refusal for other generic products to be produced by the Company. Under the terms of the Distribution Agreement, the distributor advanced the Company $1,000,000. The advance is non-interest bearing and, accordingly, has been discounted at a rate of 9.75% to reflect it at its net present value. The difference between the proceeds from the note payable and the discounted value has been reflected as an addition to capital in the accompanying statement of stockholders' equity.

   In July 1995, the Company received two additional advances in the amounts of $418,666 and $578,010 (these amounts are reflected at a 9.75% discount). The difference between the proceeds from the two additional advances and the discounted value has been reflected as an addition to capital in the accompanying statement of stockholders' equity. The original $1,000,000 promissory note was canceled and a new promissory note in the amount of $1,500,000 issued. In November 1995, the Company repaid the $1,500,000 from the proceeds of its initial public offering. The unamortized interest on the advances has been reflected in the accompanying statement of stockholders' equity as a reduction of capital. The Company must repay the $473,024 plus interest upon commercialization of a product or the third anniversary of the note, whichever should occur first.

NOTE 9--REDEEMABLE PREFERRED STOCK

   The Company's redeemable Series A, B, C, D and E Convertible Preferred
Stock were unregistered and were subject to all laws pertaining to unregistered securities. Holders of Series A, B, C, D and E Convertible Preferred Stock were entitled to vote their preferred shares (adjusted for conversion values into equivalent common shares) on all corporate matters as if they held common stock. Dividends declared on common stock would have been payable to the holders of Series A, B, C, D and E Convertible Preferred Stock.

   In May 1995, the Company completed the private placement of 875,000 shares of Series E Convertible Preferred Stock at $6.00 per share, which raised approximately $5.1 million.

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--REDEEMABLE PREFERRED STOCK--(CONTINUED)

   Preferred stock consisted of the following at December 31, 1994:

Series A Convertible Preferred Stock, $0.01 par value, 1,066,664 shares
  issued and outstanding, including accrued dividends of $111,152  .........   $  511,152
Series B Convertible Preferred Stock, $0.01 par value, 984,884 shares
  issued and outstanding, including accrued dividends of $98,572  ..........      652,569
Series C Convertible Preferred Stock, $0.01 par value, 430,108 shares
  issued and outstanding, including accrued dividends of $170,259  .........    1,670,248
Series D Convertible Preferred Stock, $0.01 par value, 1,200,000 shares
  issued and outstanding, including accrued dividends of $126,027  .........    6,126,027
Series E Convertible Preferred Stock, $0.01 par value, none issued and
  outstanding ..............................................................           --
                                                                             ------------
  Total redeemable preferred stock .......................................     $8,959,996
                                                                             ============

   Each share of Series A, B, C, D and E Convertible Preferred Stock was converted into one share of common stock (adjusted for dilution and the 5-for-6 reverse stock split) upon the completion of the Company's initial public stock offering in November 1995.

NOTE 10--STOCKHOLDERS' EQUITY

   On November 10, 1995, the Company completed an initial public offering of its common stock. Simultaneously with the completion of the initial public offering, (i) all outstanding shares of redeemable preferred stock (consisting of 1,066,664 shares of Series A Convertible Preferred Stock, 984,884 shares of Series B Convertible Preferred Stock, 430,108 shares of Series C Convertible Preferred Stock, 1,200,000 shares of Series D Convertible Preferred Stock and 875,000 shares of Series E Convertible Preferred Stock) were automatically converted into an aggregate of 3,797,213 shares of common stock and (ii) the Company's articles of incorporation was amended and restated to provide that the authorized capital stock of the Company consists of 25,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

   In connection with the initial public offering, the Board of Directors of the Company approved a 5-for-6 reverse stock split of its common stock effective coincident with the date of the initial public offering. Such split has been retroactively reflected in the accompanying financial statements.

NOTE 11--STOCK OPTION PLANS

   During 1993, the Board of Directors of the Company adopted the Sano Corporation 1993 Nonqualified Stock Option Plan (the "1993 Plan") which has been approved by the Company's stockholders. All directors, officers, employees and certain related parties of the Company designated by the Board are eligible to receive options under the 1993 Plan.

   The 1993 Plan is administered by the Stock Option Committee of the Board of Directors of the Company. The 1993 Plan was established on May 5, 1993 and terminates on May 4, 2003.

   The purchase price per share of stock purchased under an option pursuant to the Plan is determined by the Board, but in no event may such price be below the fair market value of such stock. The maximum term of any option is ten years from the date of grant. All options terminate within 120 days of termination of employment.

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 11--STOCK OTION PLANS--(CONTINUED)

   In September 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan") which provides for the granting of stock options to employees, officers, directors and independent contractors for the purchase of up to 500,000 shares of the Company's common stock. Options granted under the 1995 Plan may be incentive stock options or nonqualified options.

   Additionally, under the 1995 Plan, each non-employee director shall receive, on the date of his appointment as Director, an option to purchase 5,000 shares of common stock and each subsequent year an option to purchase 5,000 shares of common stock upon the release of the prior year earnings.

   The 1995 Plan provides for immediate vesting of options in the event of certain changes in control of the Company

   The following is a summary of stock option activity:

                                                          NUMBER OF     OPTION PRICE
                                                           SHARES        PER SHARE
                                                        ------------ ---------------
Outstanding at December 31, 1992 .....................           --    $          --
                                                        ------------ ---------------
Granted ..............................................      630,334             0.67
Exercised ............................................           --               --
Canceled .............................................           --               --
                                                        ------------ ---------------
Outstanding at December 31, 1993 .....................      630,334             0.67
                                                        ------------ ---------------
Granted ..............................................      370,416        1.50-2.70
Exercised ............................................           --               --
Canceled .............................................           --               --
                                                        ------------ ---------------
Outstanding at December 31, 1994 .....................    1,000,750        0.67-2.70
                                                        ------------ ---------------
Granted ..............................................      275,083       3.60-11.50
Exercised ............................................           --               --
Canceled .............................................       (3,333)            1.50
                                                        ------------ ---------------
Outstanding at December 31, 1995 .....................    1,272,500       0.67-11.50
                                                        ------------ ---------------
Granted (unaudited) ..................................      326,250      11.88-16.75
Exercised (unaudited) ................................      (34,164)       0.67-3.60
Canceled (unaudited) .................................      (99,057)      1.50-16.75
                                                        ------------ ---------------
Outstanding at September 30, 1996 (unaudited)  .......    1,465,529     $ 0.67-16.75
                                                        ============  ===============
Options exercisable at December 31, 1995 .............      858,750     $ 0.67-11.50
                                                        ============  ===============
Options exercisable at September 30, 1996 (unaudited)       941,423     $ 0.67-11.50
                                                        ============  ===============
Shares of common stock available for future grants at
  December 31, 1995 ..................................      451,583
                                                        ============
Shares of common stock available for future grants at
  September 30, 1996 (unaudited) .....................      224,390
                                                        ============

                                SANO CORPORATION
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

NOTE 12--401(K) SAVINGS PLAN

   During January 1996, the Company adopted a 401(k) Savings Plan which allows eligible employees to allocate up to 16% of their salary to such plan. The Company may make a discretionary match of up to 6% of such salary. As of January 31, 1996, the Company had not elected to match any contributions made by employees.

NOTE 13--ITEMS SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT (UNAUDITED)

   (a) LITIGATION

On March 6, 1996, Key Pharmaceuticals, Inc. ("Key") filed a complaint in the United States District Court of Florida alleging that one of the Company's transdermal nitroglycerin patches, for which the Company had filed an Abbreviated New Drug Application with the U.S. Food and Drug Administration, infringed certain patents owned by Key. The Company had previously obtained non-infringement opinions with regard to its product and believes that there is no merit to the allegations in the complaint. The Company has filed an answer and counterclaim to the complaint and intends to vigorously defend this lawsuit. However, patent litigation is extremely costly, protracted and burdensome, and there can be no assurance that the outcome of the lawsuit will be favorable to the Company. If the Company's product is found to be in violation of Key's patents, the Company may not be able to market its product on a commerically acceptable basis or at all.

   (b) EMPLOYMENT AGREEMENTS

   In October 1996, the employment agreements between the Company and each of Charles Betlach, Cheryl Gentile, Jesus Miranda and Joseph Gentile were amended to provide for an additional employment term of three years and provide for increased base salaries of $150,000, $135,000, $135,000 and $150,000, respectively, for 1997, from $110,000, $97,000, $97,000 and
$110,000, respectively, for 1996.

   (c) REVENUES

   In August 1996, the Company entered into an exclusive worldwide distribution and supply agreement with Bristol-Myers Squibb Company ("BMS") and received a $15 million license payment. Because the $15 million license payment is non-refundable and the Company has no further obligations related to the license payment, such amount has been recognized as revenue. Any milestone payments Sano may receive under the BMS agreement will also be recorded as revenue upon the achievement of the related milestones. An advance to be received from BMS to fund the purchase of production equipment will be reflected as deferred revenue and recognized as revenue as sales of the products are made and related royalties are earned.

   The Company was classified as a development stage company until the third quarter of 1996, during which it began to generate revenue through its receipt of the $15 million license payment under its agreement with BMS.

===============================================================================
   NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER, ANY UNDERWRITER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER
THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN
OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
-----------------------------------------------------------------------------
                              TABLE OF CONTENTS

                                              PAGE
Prospectus Summary ......................       3
Risk Factors ............................       6
Use of Proceeds .........................      13
Price Range of Common Stock and Dividend
  Policy ................................      13
Capitalization ..........................      14
Dilution ................................      15
Selected Financial Data .................      16
Management's Discussion and Analysis
  of Financial Condition and
  Results of Operations .................      17
Business ................................      20
Management ..............................      35
Executive Compensation ..................      37
Principal and Selling Shareholders  .....      40
Description of Capital Stock ............      42
Shares Eligible for Future Sale  ........      43
Underwriting ............................      45
Legal Matters ...........................      46
Experts .................................      46
Available Information ...................      46
Index to Financial Statements ...........     F-1

==============================================================================
==============================================================================
                               2,150,000 SHARES

                             [LOGO] SANO CORPORATION

                                 COMMON STOCK

-----------------------------------------------------------------------------
                                  PROSPECTUS
                                      , 1996
-----------------------------------------------------------------------------

                            VOLPE, WELTY & COMPANY
                           DILLON, READ & CO. INC.
                          WHEAT FIRST BUTCHER SINGER
===============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee ...................................  $  13,955
NASD filing fee .......................................................................      5,106
Nasdaq National Market listing fee ....................................................     17,500
Printing expenses .....................................................................       *
Accounting fees and expenses ..........................................................     75,000
Legal fees and expenses ...............................................................    125,000
Fees and expenses (including legal fees) for qualifications under state securities
  laws ................................................................................     15,000
Registrar and Transfer Agent's fees and expenses ......................................      5,000
Miscellaneous .........................................................................       *
                                                                                         ----------
 Total ................................................................................   $450,000
                                                                                         ==========

-----------------------------------------------------------------------------

* To be provided by amendment.

All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company has authority under Florida law to indemnify its directors and officers to the extent provided in such statute. The Articles provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

   At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   In a series of transactions beginning in August 1993 and ending December 1993, the Registrant issued an aggregate of 430,108 shares of its Series C Convertible Preferred Stock (the "Series C Offering"). Such shares were issued in accordance with the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving a public offering. The aggregate dollar amount raised from the Series C Offering was $1,500,000. No commissions or discounts were given in connection with the Series C Offering.

   In a series of transactions beginning in April 1994 and ending December 1995, the Registrant issued an aggregate of 1,200,000 shares of its Series D Convertible Preferred Stock (the "Series D Offering"). Such shares were issued in accordance with the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving a public offering. The aggregate dollar amount raised from the Series D Offering was $6,000,000. No commissions or discounts were given in connection with the Series D Offering.

   In a series of transactions beginning in April 1995 and ending May 1995, the Registrant issued an aggregate of 875,000 shares of its Series E Convertible Preferred Stock (the "Series E Offering"). Such shares were issued in accordance with the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving a public offering. The aggregate dollar amount raised from the Series E Offering was $5,250,000. An aggregate commission of $96,480 was paid to Raymond James & Associates, Inc., in addition to warrants to purchase 11,167 shares of Common Stock, in connection with the Series E Offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

   EXHIBIT   DESCRIPTION
------------------------------------------------------------------------------------------------------------
     1.1     Form of Underwriting Agreement*
     3.1     Amended and Restated Articles of Incorporation of Registrant*
     3.2     Bylaws of Registrant*
     4.1     Form of Common Stock Certificate(1)
     5.1     Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Common
             Stock being registered**
    10.1     1993 Nonqualified Stock Option Plan of Registrant(1)
    10.2     1995 Stock Option Plan of Registrant(2)
    10.3     Form of Indemnification Agreement between the Registrant and each of its directors and executive officers(1)
    10.4     Employment Agreement, dated as of September 20, 1995, between the Registrant and Marc M. Watson(1)
    10.5     Employment Agreement, dated as of September 20, 1995, between the Registrant and Reginald L. Hardy(1)
    10.6     Employment Agreement, dated as of May 31, 1993, between the Registrant and Charles Betlach(1)
    10.7     Employment Agreement, dated September 30, 1993, between the Registrant and Cheryl Gentile, as amended(1)
    10.8     Employment Agreement, dated May 28, 1993, between the Registrant and Jesus Miranda, as amended(1)
    10.9     Employment Agreement, dated September 30, 1993, between the Registrant and Joseph Gentile(1)
    10.10    Distribution Agreement, dated February 24, 1994, between the Registrant and Pharmaceutical Resources,
             Inc. (the "PAR Agreement")(1)
    10.11    Lease Agreement, dated May 6, 1994, between the Registrant and Sunbeam Properties, Inc. (3250 Commerce
             Parkway, Miramar, Florida property)(1)
    10.12    Lease Agreement, dated June 10, 1994, between the Registrant and Sunbeam Properties, Inc. (3251 Corporate
             Way, Miramar, Florida property)(1)
    10.13    Consulting Agreement, dated January 7, 1994, between the Registrant and Dr. Donald Robinson (1)
    10.14    License Agreement, dated October 28, 1994, between the Registrant and Dr. Jed E. Rose, Dr. Edward D.
             Levin and Robert J. Schaap(1)
    10.15    Distribution and Supply Agreement for Transdermal Buspirone, dated August 28, 1996, between the Registrant and Bristol-Myers Squibb Company(3)
    10.16    Letter agreement, dated May 8, 1995, between the Registrant and Pharmaceutical Resources, Inc. and
             PAR Pharmaceutical, Inc., amending the PAR Agreement**
    10.17    Extension of Employment Agreement, dated October 24, 1996, between the Registrant and Charles Betlach*
    10.18    Extension of Employment Agreement, dated October 24, 1996, between the Registrant and Cheryl Gentile*
    10.19    Extension of Employment Agreement, dated October 24, 1996, between the Registrant and Jesus Miranda*
    10.20    Extension of Employment Agreement, dated October 24, 1996, between the Registrant and Joseph Gentile*
    10.21    Business Lease, dated September 11, 1996, between the Registrant and Sunbeam Properties, Inc.*
    10.22    Lease Extension and Amendment, dated September 11, 1996, between the Registrant and Sunbeam Properties,
             Inc.(3251 Corporate Way, Miramar, Florida property)*

                                II-3

   EXHIBIT   DESCRIPTION
------------------------------------------------------------------------------------------------------------
    10.23    Lease Extension and Amendment dated September 11, 1996 between the Registrant and Sunbeam Properties,
             Inc.(3251 Corporate Way, Miramar, Florida property)*
    23.1     Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1)**
    23.2     Consent of Arthur Andersen LLP**
    24.1     Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein*
    27       Financial Data Schedule*

-----------------------------------------------------------------------------

 *  Filed herewith.
**  To be filed by amendment.
(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Commission File No. 33-97194).
(2) Incorporated by reference to the Registrant's Registration Statement on Form S-8 (Commission File No. 333-04025).
(3) Incorporated by reference to the Registrant's Current Report on Form 8-K dated May 15, 1996.

(b) Financial Statement Schedules:

   All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miramar, State of Florida, on October 25, 1996.

                                          SANO CORPORATION
                                          By: /s/ REGINALD L. HARDY
                                                  Reginald L. Hardy,
                                                  President

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Marc M. Watson and Reginald L. Hardy his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

            SIGNATURE                             TITLE                         DATE
-----------------------------------------------------------------------------------------
/s/       REGINALD L. HARDY        President and Director               October 25, 1996
         Reginald L. Hardy          (principal executive officer)


/s/        MARC M. WATSON         Chairman of the Board                 October 25, 1996
          Marc M. Watson


/s/       GERALD S. COOMBS        Chief Financial Officer               October 25, 1996
         Gerald S. Coombs           (principal financial officer and
                                    principal accounting officer)


/s/  CHARLES J. BETLACH, Ph.D.    Director                              October 25, 1996
    Charles J. Betlach, Ph.D.


/s/    HUBERT E. HUCKEL, M.D.     Director                              October 25, 1996
      Hubert E. Huckel, M.D.


/s/         MARCO POSSATI          Director                             October 25, 1996
           Marco Possati


/s/         ROY S. WALZER          Director                             October 25, 1996
           Roy S. Walzer

                                II-5